Filed Pursuant to Rule 424(b)(3)
Registration No. 333-181044

PROSPECTUS

LAIDLAW ENERGY GROUP, INC.

434,782,610 Shares of Common Stock

This prospectus relates to the sale, transfer or other disposition from time to time of up to 434,782,610 shares of our common stock, which may be offered by the selling stockholders identified in this prospectus at a price between $0.0001 and $0.015, until our common stock is listed or quoted on a national securities exchange and thereafter at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices. See “Plan of Distribution” for additional information. The shares of common stock registered for resale pursuant to this prospectus relate to shares issuable upon the conversion of an aggregate of 434.7826 shares of Series B preferred stock held by the selling stockholders.

We are not offering any shares of common stock for sale under this prospectus and we will not receive any proceeds from sales of shares of our common stock by the selling stockholders.

There currently is no established public trading market for our common stock.

We are an emerging growth company as that term is used in the Jumpstart Our Business Startups Act of 2012 and, as such, have elected to comply with certain reduced public company reporting requirements for future filings.

These are speculative securities. Please read the “Risk Factors” section beginning on page 5 of this prospectus before making a decision to invest in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 9, 2012

We are responsible for the information contained in this prospectus. We have not, and the selling stockholders have not, authorized anyone to give you any other information, and take no responsibility for any other information that others may give you. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

BASIS OF PRESENTATION

Except as otherwise indicated herein or as the context otherwise requires, in this prospectus, “we,” “our” and “us” refers to Laidlaw Energy Group, Inc. and all of its consolidated subsidiaries.

i

FORWARD-LOOKING STATEMENTS

There are statements in this prospectus that are not historical facts. These “forward-looking statements” can be identified by words such as “anticipate,” “hope,” “believe,” “estimate,” “expect,” “positioned,” “strategy,” “forecast,” “goal,” “intend,” “plan,” “predict,” “project,” “seek,” “target,” “will,” “could,” “may,” “should” or “would” or other similar expressions that convey the uncertainty of future events or outcomes. You should be aware that these forward-looking statements are subject to risks and uncertainties that are beyond our control. For a discussion of these risks, you should read this entire prospectus carefully; especially the risks discussed under the section entitled “Risk Factors.” Although management believes that the assumptions underlying the forward-looking statements included in this prospectus are reasonable, they do not guarantee our future performance, and actual results could differ from those contemplated by these forward-looking statements. The assumptions used for purposes of the forward-looking statements specified in the following information represent estimates of future events and are subject to uncertainty as to possible changes in economic, legislative, industry and other circumstances. As a result, the identification and interpretation of data and other information and their use in developing and selecting assumptions from and among reasonable alternatives require the exercise of judgment. To the extent that the assumed events do not occur, the outcome may vary substantially from anticipated or projected results, and, accordingly, no opinion is expressed on the achievability of those forward-looking statements. In light of these risks and uncertainties, there can be no assurance that the results and events contemplated by the forward-looking statements contained in this prospectus will in fact transpire. You are cautioned to not place undue reliance on these forward-looking statements, which speak only as of their dates. We do not undertake any obligation to update or revise any forward-looking statements.

CAUTIONARY NOTE REGARDING INDUSTRY DATA

Unless otherwise indicated, information contained in this prospectus concerning our company, our business, the services we provide and intend to provide, our industry and our general expectations concerning our industry are based on management estimates. Such estimates are derived from publicly available information released by third party sources which we believe to be accurate in all material respects, as well as data from our internal research, and reflect assumptions made by us based on such data and our knowledge of the industry, which we believe to be reasonable.

ii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that may be important to you. You should read the entire prospectus carefully together with our financial statements and the related notes appearing elsewhere in this prospectus before you decide to invest in our common stock. This prospectus contains forward-looking statements, which involve risks and uncertainties. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those discussed under the heading “Risk Factors” and other sections of this prospectus.

Our Business

We seek to develop and manage renewable energy facilities that produce electricity and/or thermal energy for commercial and industrial purposes from sustainable biomass sources, other renewable fuel sources or combined cycle natural gas.

Biomass generally refers to any organic matter that is available on a renewable or recurring basis, including agricultural crops and trees, wood and wood residues, plants (including aquatic plants), grasses, animal manure, municipal residues and other residue materials. The primary sources of biomass or “feedstock” that we expect to use in our facilities are:

•	clean urban wood waste comprised mainly of used lumber, trim, shipping pallets, trees, branches and other wood debris from construction and demolition activities;
•	by-products or mill residue from the manufacturing of fibers, pulp, paper, lumber, plywood, cotton and other products;
•	tops, branches, non-merchantable timber and timber stand improvement thinnings from managed forestry operations; and
•	energy dedicated crops such as fast-growing trees and grasses, stalks, straws and perennial crops.

We believe that biomass fuels are an attractive alternative to fossil fuels primarily because:

•	biofuels, wood and organic waste are the largest single source of renewable fuel on a global basis;
•	the price for fossil fuels is increasing and becoming more volatile;
•	of the possible supply shortages for fossil fuels;
•	of the relative safety and environmentally friendly ability to harvest and obtain biomass fuels;
•	of the numerous government sponsored incentives available for power generation facilities that use alternative or renewable fuels;
•	biomass fuels may be utilized through proven environmentally friendly technologies;
•	biomass fuels are the only form of renewable energy, other than hydropower, that can provide for dependable base-load or continuous rather than intermittent, generation of electric and thermal energy; and
•	electric and thermal generation from these fuel sources are widely considered to be carbon-neutral, which means the carbon dioxide emissions created through the combustion process are offset by the sequestration of carbon dioxide by trees and plants.

We believe that there is a sufficient readily available supply of biomass fuel for our proposed facilities and intend to continue to evaluate the sufficient and reliable supply of biomass fuel as part of our acquisition evaluation process. For instance, wood chips and related products used for industrial purposes are quoted in weekly commodity reports and are generally readily available at “roadside” prices, which is the price a buyer pays for wood chips prior to any transport and preprocessing to the end-use location at a roadside in the forest, at a processing mill location in the case of mill residue, or at a landfill for urban wood waste.

To a lesser extent, we also intend to pursue the development of facilities that utilize natural gas in a combined-cycle for projects that can provide both electricity and thermal energy. A combined-cycle facility uses a steam turbine generator in concert with a combustion turbine and heat recovery steam generator to generate electric and thermal energy in an efficient manner.

Corporate Information

We were organized on April 2, 1993 as a New York corporation under the name Multiair Comfort Corp. On August 4, 1995, we changed our name to Poly Eko Systems, Inc. On August 14, 2002, we concluded a “reverse” merger with Laidlaw Energy Group, Inc., referred to as the Predecessor Company, in which we were the surviving corporation. We then changed our name to Laidlaw Energy Group, Inc. The Predecessor Company was formed in 1999 to own and operate natural gas-fired generation assets and related entities. We had no operations or assets at the time of our reverse merger with the Predecessor Company.

Our executive offices are located at 90 John Street, New York, NY 10038; our telephone number is (212) 480-8400. Our website is located at http://www.laidlawenergy.com. The information on our website is not part of this prospectus.

We are an “emerging growth company,” as that term is defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the date of the first sale of our common stock pursuant to an effective registration statement, (b) in which we have total annual gross revenue of at least $1.0 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

The Offering

Common stock offered by the selling stockholders
434,782,610 shares of common stock(1)
Common stock to be outstanding after the offering
2,891,503,698 shares of common stock(2)
Offering price
The shares of common stock may be sold at a price between $0.0001 and $0.015, until our common stock is listed or quoted on a national securities exchange and thereafter, in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices.
Use of proceeds
We will not receive any proceeds from the sale of common stock by the selling stockholders participating in this offering. The selling stockholders will receive all of the net proceeds from the sale of their respective shares of common stock in this offering.
Risk factors
See “Risk Factors” on page 5 of this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

(1)	Represents shares of common stock that may be issued upon the conversion of an aggregate of 434.7826 shares of our Series B preferred stock.
(2)	Based on our issued and outstanding shares of common stock as of August 3, 2012, and assumes the conversion, for no consideration, of all 434.78261 shares of our Series B preferred stock. It does not assume the full exercise or conversion of any other preferred stock, options, warrants or other of our securities convertible into our common stock that may be outstanding.

Summary Selected Historical Financial Data

The following tables set forth our summary historical financial data. The consolidated statement of operations data for the years ended December 31, 2011 and 2010 have been derived from our audited financial statements included elsewhere in this prospectus. The consolidated balance sheet data as of December 31, 2011 and 2010 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The consolidated statement of operations data for the three months ended March 31, 2012 and 2011 and the consolidated balance sheet data as of March 31, 2012 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. These unaudited condensed consolidated financial statements have been prepared on substantially the same basis as our audited consolidated financial statements and include all adjustments that we consider necessary for a fair statement of our consolidated statements of income and financial condition for the periods and as of the dates presented therein.

The data should be read in conjunction with our audited consolidated financial statements, unaudited condensed consolidated financial statements and the notes to such statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

Statement of Operations Data

	For the Years Ended December 31,		For the Three Months Ended March 31,
	2011	2010	2012	2011
Income before operating expenses	$—	$2,847,984	$—	$—
Total operating expenses	$(1,231,873)	$(980,199)	$(355,442)	$(268,519)
Total other income	$—	$109,616	$—	$—
Net (loss) income	$(1,231,873)	$1,977,401	$(355,442)	$(268,519)

Balance Sheet Data

	As of December 31,		As of March 31,
	2011	2010	2012
Cash and cash equivalents	$1,197,563	$745,140	$775,334
Total assets	$1,717,206	$2,562,530	$1,350,254
Total liabilities	$501,442	$559,893	$489,932
Total temporary equity	$53,750	$—	$53,750
Total stockholders’ equity	$1,162,014	$2,002,637	$806,572

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks described below, together with the other information contained in this prospectus, before making your decision to invest in shares of our common stock. We cannot assure you that any of the events discussed in the risk factors below will not occur. These risks could have an adverse impact on our business, results of operations, financial condition and cash flows. If any of the following risks develops into an actual event, the price or value of our common stock could decline, and you could lose all or part of your investment.

Risks Related to Our Business

We have limited operating history and have earned limited revenues; our financial statements are subject to a going concern qualification from the Independent Registered Public Accounting Firm that performed our audit.

We have a limited operating history and have earned limited revenues in our operating history. Our only year of profitable operations was 2010 and that resulted primarily from the sale of our interest in the Berlin, New Hampshire project, which is a non-recurring revenue event that accounts for approximately 85% of our total revenues since our inception. We did not generate any revenue or other income, and incurred net losses of $355,442 and $1,231,873 during the three months ended March 31, 2012 and the year ended December 31, 2011, respectively. These conditions raise substantial doubt about our ability to continue as a going concern. There is no assurance that we will achieve profitable operations in the near future or at all. Also, there is no assurance that once we begin to generate revenues, that our revenues will be sufficient to fund our continuing operations. Our inability to generate sufficient revenue and become profitable may force us to curtail or temporarily discontinue our acquisitions of and retooling of biomass projects and our day-to-day operations and may restrict our ability to develop projects in the future.

We need additional financing to acquire and develop biomass power generating facilities and to pursue our growth strategy.

We believe that our cash resources are sufficient to support our current operating and developmental activities and requirements for substantially all of 2012. Depending on any revenues that we may generate from management fees and facilities operations, after such time, or earlier if we decide to increase our spending levels, we will need to raise additional funds through public or private debt or equity financing in order to continue our operations, acquire and develop biomass power generating facilities and establish a stronger financial position. In addition, future projects may require additional investments to fund the start-up operations of such projects until they generate sufficient cash flow from their own operations. Such capital requirements could include deposits or other collateral to support our obligations under a power purchase agreement. It is not possible to make any reliable estimate of the funds required to meet our future financial obligations or to pursue our growth strategy. Furthermore, financing of planned and unplanned future projects, including with respect to our Susanville facility, is not certain and the sources are yet unknown. Despite our efforts, there is no assurance that we will be able to secure additional funding, or funding on terms acceptable to us, to meet our financial obligations or to pursue our growth strategy. Further, there is no assurance that our projects will succeed at generating sufficient cash flow to support our operations even if funded. Our failure to raise additional capital could delay or curtail our growth strategy and development efforts, or force us to cease operations entirely.

We may be unsuccessful in identifying additional potential biomass power generating facilities, which could adversely affect our ability to generate revenues and become profitable.

Our growth strategy includes identifying biomass power generating facility opportunities that we may acquire at a substantial discount to retool or refurbish or otherwise develop with proven technologies. Identifying such facilities and pursuing the initial assessment or planning of such facilities are a time consuming and expensive process. We may encounter setbacks after expending a significant amount of money with respect to a particular facility, including the possibility that we may ultimately fail to develop and/or purchase such facility. In addition, our ability to develop or acquire a particular facility may be conditioned on securing project equity and other financing or finding strategic investors or joint venture partners. There is no assurance as to when or whether we will successfully identify biomass power generating facilities to develop or acquire. Further, there is no assurance that we will be able to secure additional financing or find strategic investors or joint venture partners, if necessary, to move forward with the development or acquisition of a particular facility.

We have limited experience developing, acquiring and operating biomass power generating facilities.

To date, we have acquired, developed to a status that was substantially ready for the commencement of construction and sold one planned biomass power generating project. Our management has not overseen the final conversion or retooling of a large scale commercial biomass power generating facility or operated such a biomass facility. There is no assurance that either we or any other party we have engaged or may engage to convert and operate such facilities have developed processes that are satisfactorily designed and sufficiently efficient to provide for a profitable biomass power generating facility. Further, the conversion of a biomass power generating facility is complicated and we rely on and intend to rely on a number of contractors and subcontractors for the production and supply of various technologies and assemblies. Even if we or our contractors and subcontractors are successful in producing and supplying such technologies and assemblies, it is uncertain whether we or they will be timely in meeting our schedule or our efficiency requirements, all of which could have a material adverse effect on our business and operating results.

We may be unable to secure long-term power purchase agreements for the sale of the power from our facilities and/or the sale of RECs and other environmental attributes.

Our business strategy includes pursuing long-term power purchase agreements with utilities or end-users for the sale of electrical power and thermal energy attributes such as RECs and/or thermal energy generated by our facilities. In addition, our ability to finance our power projects is largely dependent upon our ability to enter into such long-term power purchase agreements, each of which may have specific requirements and conditions. There can be no assurance that we can anticipate all of the utility or end-user requirements and conditions or be able to meet any of those requirements and conditions. Further, there is no assurance that the pricing schedules for power generated by any of our planned facilities will be attractive to utilities and other potential purchasers or be sufficient to enable us obtain power purchase agreements on acceptable terms. Failure to enter into such long-term power purchase agreements for each of our biomass power generating facilities currently in existence or that we may acquire or develop in the future may cause uncertainty with respect to future project revenues and impair our ability to obtain sufficient financing for our biomass projects.

We compete with more established and well-recognized companies, which offer similar products and services or the same products and services as we sell.

We operate in the alternative energy industry, which is highly competitive, with numerous small and large companies in the United States and worldwide producing and distributing energy from renewable resources. We compete, and expect to continue to compete, with entities whose sole business is to retrofit existing power plants for operators, as well as entities that provide alternative energy solutions from renewable resources other than biomass. Many of our competitors and potential competitors have substantially greater capital resources and more experience in retrofitting and operating power plants, research and development, manufacturing and marketing. We may have difficulty competing with more established and well-recognized companies, and any other companies that have greater financial, technical, research, marketing, sales, distribution, service and other resources than we do. Moreover, our competitors may have broader product lines and services and have greater name recognition than we do, and may offer discounts as a competitive tactic, causing us to reduce the sales prices of our energy products. In addition, our competitors could introduce new products or services with features that could render our technologies, products or services less marketable. Accordingly, there is no assurance that our business operations will be successful due to competition from more established and well-recognized companies.

We may not meet any of the timetables we establish from time to time, which could result in cost overruns and adversely affect our relationships with third parties.

From time to time, we may establish milestones and timetables based upon market forces as well as our expectations regarding our plans and projects, which we would use to assess our progress toward our growth strategy. These milestones could relate to, among other things, identifying, acquiring and developing biomass power generating facilities and negotiating terms of power purchase agreements or other sales agreements with utilities and other third parties. If any milestones that we establish for a project are not met, then our development of such project could be adversely effected by cost overruns and delays, including requirements to make additional payments to third parties. In addition, any delay in satisfying a covenant or milestone in a contract could result in the termination of such contract or subject us to remedies enforceable by third parties. Further, potential purchasers of the power generated by our planned facilities may lose interest or choose to purchase power from alternate sources. Currently, we have not established any milestones or timetables, other than with respect to the exercise of our rights to purchase the land and facilities that we currently lease in Susanville, California. There is no assurance that any milestones and time tables for a particular project or in general will be met.

We depend upon our officers for management and direction, and the loss of any of these persons could adversely affect our operating results.

We depend upon our executive officers for the development and execution of our business plan, especially Michael B. Bartoszek, our founder, President and Chief Executive Officer, and Louis T. Bravakis, our Vice President of Project Development. These officers have extensive experience in the renewable energy business and lead the development and management of our projects. We do not have any employment or non-competition agreements with our executive officers nor do we maintain “key person” life insurance for any of our officers. The loss of any of our officers could delay or prevent the development of our business plan as well as any future operations.

If we cannot hire or retain skilled executive, managerial and technical personnel, our business can be adversely affected.

We currently do not have a chief financial officer. A failure to attract and retain a qualified individual for this position in particular, and other qualified executives, managerial and technical employees in general, could adversely affect our operations and any future revenues. We continue to seek additional qualified personnel in order to expand our development efforts and operations. There is no assurance that we will be able to attract and retain any such qualified personnel.

We depend on third parties for expertise in the development of our biomass power generating projects.

The success of our business depends on our ability to enter into agreements with third parties for financing, operations, construction, fuel supply, energy distribution and other business functions. We depend on our relationships with third parties, such as engineers and regulatory specialists, to assist in the development and maintenance of our biomass power generating projects. We also depend on contractors for the construction of our biomass power generating facilities. Failure to hire or to enter into an agreement with any of these third parties on terms favorable to our business could adversely affect our operations and financial condition. Any damage to our current relationships could result in unforeseen expenses and impair our business strategy.

Many of the terms of our relationships with strategic partners that we depend on, and expect to continue to depend on, are not certain.

In order to implement our business strategy, we rely upon strategic alliances with numerous consultants, contractors and equipment and biomass suppliers. The terms and conditions of many of these agreements may allow for immediate termination, in part or in whole, by the partners in their discretion, or only provide for a commitment on the part of the partners upon the occurrence of certain events. There is no assurance that we will be able to enter into and perform our obligations under such strategic alliances. The failure of these events to occur or the termination of any of these agreements could adversely affect our business, operating results and financial condition.

Failure to obtain required permits and government approvals and construction delays or defects could result in aborting projects or delays in the development and operation of our biomass power generating facilities.

The development of new projects and acquisitions of existing projects may involve delays or outright termination for numerous reasons. Terminating a project or delays in developing and operating a facility may be due to a failure to obtain the required permits and governmental approvals, weather conditions, changes in environmental regulation and other events that are out of our control. Any such delay could adversely affect our operations and financial condition and could cause a default under project finance or power purchase agreements. Further, there is no assurance that defects in the construction of our projects will not occur, which could delay the commencement of our operations or reduce the projected production capacity. In addition, delays in the transportation of biomass sources to our facilities could further delay and even halt operations and impair our ability to generate revenues.

Our business is subject to environmental laws and regulations, violations of which could be expensive and harm our operating results and financial condition.

Our business is subject to numerous federal, state and local laws and regulations that govern environmental protection. These laws and regulations may change and evolve into stricter standards and enforcement and larger penalties. New environmental laws and regulations may also be adopted. Our operations may not be in compliance with new or future changes in laws and regulations. Compliance with such laws and regulations may require significant unanticipated capital and operating expenditures. There is no assurance that we will be financially able to comply with new or amended environmental laws and regulations. If we fail to comply with such laws and regulations, we may be subject to fines and have our existing permits revoked or not subject to renewal. Further, private parties in such circumstances could seek damages from us. Under any of those circumstances, we might be required to curtail or cease operations, take corrective action or pay substantial damage claims. Thus, new or amended environmental laws and regulations may have a material and adverse effect on our business, operating results and financial condition.

Environmental cleanups of contaminated sites and fines imposed by regulatory authorities on parties deemed to be liable for environmental contamination are very costly. If contamination occurs for which we are deemed liable, the resulting expenses could have a material adverse effect on our business. In addition, corrective action could delay operations and require significant expenditures.

In addition, some of the environmental and other governmental laws and regulations may require us and/or our strategic partners to obtain permits prior to any development or operation. There is no assurance that we or they will be able to obtain any or all such permits at minimal cost or at all.

Changes in currently favorable legislation that provide tax incentives or mandate the purchase of renewable energy by local utilities may adversely impact our profit margins.

Our business plan entails the generation of revenue through electrical power, installed capacity, thermal energy and environmental attribute sales such as RECs and other incentives, which represent a legislatively established premium paid for electricity generated from qualified renewable sources. Favorable legislation also includes mandates requiring utilities to meet state renewable portfolio standards. We expect to qualify for tax credits, grants and other types of incentive programs to provide additional equity capital. Accordingly, changes in legislation that provide tax incentives would negatively impact our profit margin. We note that the federal incentive that provided a payment of 30% of the eligible cost of qualifying assets under the Department of Treasury Section 1603 Tax Grant Program under the American Recovery and Reinvestment Act of 2009 expired on December 31, 2011, and the U.S. federal renewable energy production tax credits program is scheduled to expire on December 31, 2012 absent renewal. The loss of the Tax Grant program and the possible loss of other incentive programs due to budgetary constraints or other reasons could significantly decrease the amount of capital available and deployed in the renewable energy sector and may significantly reduce our ability to acquire needed capital and operate a renewable energy facility on a positive cash flow basis.

Further, while we currently focus on developing and acquiring projects in states with existing renewable energy legislation that mandates the purchase of renewable energy by local utilities, there is no assurance that the currently favorable legislative and regulatory climate will continue in the current form.

Development and implementation of new technologies may require significant capital expenditures to remain competitive.

We operate in an industry that is relatively immature and subject to rapid technological development. Our success in the renewable energy industry will depend on our ability to remain competitive by keeping abreast with the technological demands of the marketplace. Development and implementation of new technologies could require significant capital expenditures, and there is no assurance that we will be able to develop advanced energy production processes in a cost effective manner.

Further, new technology may result in better alternatives to biomass sources, which would reduce demand for biomass energy projects.

We depend on third party suppliers for the supply of biomass and other materials for our biomass power generating facilities.

We depend and will depend on third party suppliers to provide the requisite biomass and other materials to power our planned facilities. A supplier’s failure to supply biomass or materials that meet our schedule, quality, quantity or cost requirements may negatively affect our cost targets or ability to generate energy on a timely basis. Our inability to obtain substitute sources from alternative suppliers in a timely manner or on terms acceptable to us would increase operating costs and adversely affect the operations of our biomass power generating facilities.

The pricing and availability of biomass may change to our detriment, which could negatively impact our profit margins.

Our profitability depends in part on our ability to acquire inexpensive and plentiful biomass to fuel our biomass power generating facilities. The number of renewable energy projects, whether ours or our competitors’, utilizing biomass may increase substantially in the near future, which could cause demand for biomass fuel to increase, and, accordingly, result in price increases. Although we believe that any biomass fuel price increases can be passed through to the power purchaser, we can give no assurance of that. Any failure to pass on such price increases could hurt our profit margins. Further, the economic viability of biomass power may be negatively impacted if demand for biomass power declines due to price increases.

Gross margins from the sale of our products may decline as a result of industry trends, competitive pressures and other uncertainties.

The biomass energy industry is rapidly developing due a number of factors including governmental incentives, technological changes and expected future increases in the price of fossil fuels. Our competitors have announced investing in new biomass energy projects. An increased number of biomass energy facilities may cause sales prices of energy products derived from biomass sources to be lowered in order to gain market share or to increase demand. In the face of pricing competition, we may lower the sales prices of our products, including electrical power and thermal energy generated by our facilities, which could cause our gross margins to decline. As a result, our business, operating results and financial condition may be adversely affected.

Our future net income will be diminished as a result of the 25% participation interest we granted to Louis T. Bravakis.

We granted to Louis T. Bravakis, our executive vice president, a 25% participation interest in the net income received from all power projects we develop and, in exchange, Mr. Bravakis has agreed to provide project development services to us in lieu of any salary. This arrangement may negatively impact future operating results by diminishing our net income, as well as potentially limiting available cash that we would otherwise use to grow our business or pay dividends to our stockholders.

Risks Related to Us and Our Common Shares

We are subject to an SEC investigation.

We received subpoenas from the SEC on June 28, 2011 and March 28, 2012 requiring us to provide documentation to the SEC and for designated officers to provide testimony to the SEC. The SEC is investigating us and our officers, directors and others regarding compliance or possible violations under certain securities laws, primarily relating to our issuance and sale of unregistered securities, the purchase and sale of our securities and reports and other disclosures that we made to our shareholders and publicly. We have been cooperating with the SEC with respect to its investigation. Our Chief Executive Officer provided testimony to the SEC on the record and we have produced documents to the SEC in response to the subpoena. The SEC has the authority to order a wide scope of remedies against us and any of our officers or directors, any of which could materially and adversely affect us, our ability to issue our securities and the price of, or ability to trade, our common stock. The SEC is continuing its investigation and we cannot provide any assurance of when the SEC investigation will be concluded or the effect of any remedies that the SEC may seek to enforce, if any.

Trading of our shares was temporarily suspended and we do not have a Market Maker.

On June 7, 2011, the SEC issued an order pursuant to Section 12(k) of the Exchange Act that temporarily suspended the trading in our common stock from June 7, 2011 through and including June 20, 2011. Each of the market makers for our common stock has declined to continue to make a market for our common stock, and we have not been able to identify any broker-dealer that is willing to make a market for our common stock. Accordingly, there currently is no established trading market for our common stock.

Our common stock is not currently listed, traded or quoted on any U.S. stock exchange or the OTC Markets, which could make it difficult for investors to liquidate an investment in our common stock in a timely manner.

Our common stock is not currently listed, traded or quoted on any U.S. stock exchange, the OTC Markets or any other over-the-counter market. From time to time, we believe that our common stock is bought and sold by appointment, which is then reported by the “Grey Market” tier of the OTC Markets. Accordingly, there is no established public trading market for our common stock and investors may not be able to liquidate their investment when they want, thereby increasing the market risk of our stockholders and making it more difficult for investors to obtain accurate quotations regarding our common stock or our market value. Furthermore, there is currently no bid and ask information or other pre-trade data available for our common stock from the “Grey Market” tier of the OTC Markets. Since grey market securities are not traded or quoted on an exchange or interdealer quotation system, investor’s bids and offers are not collected in a central spot so market transparency is diminished and best execution of orders is difficult.

An active trading market for our common stock may never develop. Until our common stock is listed on a stock exchange, of which we can give no assurance of success, we expect that this lack of liquidity will continue. In addition, if we fail to meet the criteria set forth in SEC regulations, various requirements would be imposed by law on broker-dealers who sell our securities to persons other than established customers and accredited investors. Consequently, such regulations may deter broker-dealers from recommending or selling our common stock, which may further affect its liquidity. See “— Our securities are subject to the “Penny Stock” regulations of the SEC, which may restrict trading of our common stock” below.

Our securities are considered highly speculative because of the early stage of development and nature of our business.

We operate in an industry that is highly competitive, fast developing and subject to new technologies. We have yet to complete our first biomass power generating project, and thus have generated limited revenues and do not expect to generate sufficient revenues or realize any material profit from operations in the short term. Any profitability of our business depends on our successfully executing our business plan, which is subject to the risks inherent in any new business and those risks specific to the renewable energy industry. In addition, we continue to seek additional investment either through debt or equity to develop our projects and to sustain our future business operations.

Our securities are subject to the “Penny Stock” regulations of the SEC, which may restrict trading of our common stock.

The SEC defines a “penny stock” as any equity security other than a security excluded from such definition by Rule 3a51-1 of the Exchange Act. Generally, a “penny stock” is any equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Since our shares are not listed on a national stock exchange and the market price of our shares is less than $5.00 per share, our securities are subject to the penny stock rules under Rule 15g-9 of the Exchange Act, which imposes restrictions on broker-dealers who sell to persons other than established customers and accredited investors.

The penny stock rules require a broker-dealer to, prior to the sale of the penny stock, approve the purchaser’s account for transactions in penny stocks by obtaining the purchaser’s information regarding his or her financial situation, investment experience and investment objectives. The broker-dealer must deliver a standardized risk disclosure document prepared by the SEC to provide the purchaser with additional information including current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the purchaser’s account. The broker-dealer must make a written determination that the penny stock is a suitable investment for the purchaser and that the purchaser has sufficient knowledge and experience in financial matters. In addition, the broker-dealer must receive the purchaser’s written agreement to the transaction. These additional requirements may affect the ability of broker-dealers to trade our securities and reduce the level of trading activity in the secondary market. As a result, penny stock rules limit the marketability of our common stock and may discourage investors from purchasing our common stock.

We do not expect to pay dividends to holders of our common stock.

We have not paid any dividends on our common stock and do not anticipate declaring any dividends on our common stock in the foreseeable future. Our board of directors presently intends to retain all earnings, if any, for use in our business operations and development of facilities.

Future sales or issuances of substantial amounts of our common stock could affect the market price of our common stock.

Future sales or issuances of substantial amounts of our common stock, or securities convertible or exchangeable into shares of our common stock, in the public market, or perceptions that those sales, issuances and/or conversions could occur, could adversely affect the prevailing market price of our common stock and our ability to raise capital in the future. At the present time, we expect that we will require substantial amounts of outside funding to finance our operations, which could be raised through the sale of our common stock or securities exercisable or convertible into our common stock. In addition, as of August 3, 2012, our Series A preferred stock, Series B preferred stock and Series C preferred stock, collectively, are convertible into an aggregate of 5,113,801,215 shares of common stock. We may further issue additional shares of Series B preferred stock contingent upon the completion of certain milestones in the development of the Susanville facility. The sale of shares of our common stock by the holders of such Series B preferred stock is restricted but we may amend the selling restrictions with respect to the sale of such shares. The rights of such holders and our ability to issue additional shares of our common stock whether upon conversion of outstanding shares of preferred stock or otherwise or any class of preferred stock including a class that may have rights that are senior to the rights of our common stock, is a factor or “overhang” that may reduce the price of our common stock.

Our common stock price has been below $0.01 per share and could remain at that level or, if it increases, could be subject to volatility.

The price for our common stock has been below $0.01 and has been subject to extreme price and volume fluctuations in response to market and other factors. It is impossible to predict whether the price of our common stock will rise. Prices of our common stock will be influenced by our operating results and prospects and by economic, financial and other factors. In addition, general market conditions, including the level of, and fluctuations in, the prices of stocks generally, and sales of substantial amounts of common stock by us in the market, or the perception that such sales could occur, could affect the price of our common stock.

A small number of shareholders control us.

Michael B. Bartoszek, our President and Chief Executive Officer, and Louis T. Bravakis, our Executive Vice President, hold a majority of the voting power of our capital stock through their ownership of common stock and 100% of the outstanding shares of our Series A preferred stock and Series C preferred stock, respectively. Our Series A preferred stock is collectively entitled to 51%, and our Series C preferred stock is collectively entitled to 10%, of the voting power, independent of the number of outstanding shares of our common stock and preferred stock at any given time. Accordingly, Michael B. Bartoszek, acting alone or together with Louis T. Bravakis, has the ability to control the membership of a majority of our board of directors and can decisively influence the outcome of decisions requiring shareholder approval. The level of ownership held by these shareholders may delay, deter or prevent the change of control, even if such change of control would be beneficial to the other holders of our securities. Additionally, as the number of shares of common stock that Messrs. Bartoszek and Bravakis are entitled to upon conversion will depend on the number of outstanding shares of our common stock and that may be issued upon the conversion or exercise of securities convertible into common stock as of the conversion date, we may be required to issue to Messrs. Bartoszek and Bravakis substantial additional shares of our common stock depending on our capitalization as of any given conversion date.

We will incur significant costs as a result of operating as a public company, and our management will devote significant time to new compliance initiatives. We may fail to comply with the rules that apply to public companies, which could result in sanctions or other penalties.

We will incur significant legal, accounting and other expenses as a public company, including costs resulting from public company reporting obligations under the Securities Exchange Act of 1934, as amended, and regulations regarding corporate governance practices, such as accurately and timely filing annual and interim reports, soliciting proxies for annual and special meetings of stockholders, conflicts of interest policies and a code of conduct. Our management and other personnel will need to devote a significant amount of time to ensure that we comply with all of these requirements. Moreover, the reporting requirements, rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. Any changes we make to comply with these obligations may not be sufficient to allow us to satisfy our obligations as a public company on a timely basis, or at all. These reporting requirements, rules and regulations, coupled with the increase in potential litigation exposure associated with being a public company, could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors or board committees or to serve as executive officers, or to obtain certain types of insurance, including directors’ and officers’ insurance, on acceptable terms.

After this offering, we will be subject to Section 404 of The Sarbanes-Oxley Act of 2002 and the related rules of the SEC, which generally require our management and independent registered public accounting firm to report on the effectiveness of our internal control over financial reporting. Beginning with the second annual report that we will be required to file with the SEC, Section 404 requires an annual management assessment of the effectiveness of our internal control over financial reporting. However, for so long as we remain an emerging growth company as defined in the JOBS Act, we intend to take advantage of certain exemptions from various reporting requirements that are applicable to public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404. Subject to being a smaller reporting company, once we are no longer an emerging growth company or, if prior to such date, we opt to no longer take advantage of the applicable exemption, we will be required to include an opinion from our independent registered public accounting firm on the effectiveness of our internal controls over financial reporting.

To date, we have not conducted a review of our internal control for the purpose of providing the reports required by these rules. Accordingly, no assurance can be provided as the adequacy or effectiveness of our internal controls, which could harm our operating results, cause investors to lose confidence in our reported financial information and cause the price of our stock to fall.

We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

The JOBS Act permits “emerging growth companies” like us to rely on some of the reduced disclosure requirements that are already available to smaller reporting companies, which are companies that have a public float of less than $75 million. As long as we qualify as an emerging growth company or a smaller reporting company, we would be permitted to omit the auditor’s attestation on internal control over financial reporting that would otherwise be required by the Sarbanes-Oxley Act, as described above and are also exempt from the requirement to submit “say-on-pay”, “say-on-pay frequency” and “say-on-parachute” votes to our stockholders and may avail ourselves of reduced executive compensation disclosure that is already available to smaller reporting companies.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as we are an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this until we are no longer an emerging growth company or until we affirmatively and irrevocably opt out of this exemption. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We may take advantage of these reporting exemptions until we are no longer an emerging growth company. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the date of the first sale of our common stock pursuant to an effective registration statement, (b) in which we have total annual gross revenue of at least $1.0 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. Until such time, however, we cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market, if one ever develops, for our common stock which could cause our stock price to decline or be more volatile.

MARKET FOR OUR COMMON STOCK

There currently is no established public trading market for our common stock. From time to time, we believe that our common stock is bought and sold by appointment, which is then reported by the “Grey Markets” tier of the OTC Markets under the symbol LLEG. According to the website of the OTC Markets, the purchase or sale of grey market stocks are reported by broker-dealers to their self-regulatory organization and the self-regulatory organization distributes the trade data to market data vendors and financial websites so investors can track price and volume. Since grey market securities are not traded or quoted on an exchange or interdealer quotation system, investor’s bids and offers are not collected in a central spot so market transparency is diminished and best execution of orders is difficult. See “Risk Factors — Our common stock is not currently listed, traded or quoted on any U.S. stock exchange or the OTC Markets, which could make it difficult for investors to liquidate an investment in our common stock in a timely manner.”

As of August 3, 2012, we had 81 shareholders of record and an aggregate of 2,456,721,088 shares of our common stock issued and outstanding. Also as of August 3, 2012, we had an aggregate of 100,000,000 shares of common stock that may be issued upon the exercise of outstanding stock options and 5,113,801,215 shares of common stock that may be issuable upon conversion of our Series A preferred stock, Series B preferred stock and Series C preferred stock.

We have not declared or paid any cash dividends to date and do not anticipate or contemplate paying dividends in the foreseeable future. It is the present intention of management to utilize all available funds for the development of our business. The payment of dividends in the future will depend upon, among other factors, our earnings, capital requirements, and operating financial conditions.

Equity Compensation Plan Information

The following table summarizes information as of March 31, 2012 about our outstanding stock options and shares of common stock reserved for future issuance under our existing equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity Compensation Plans approved by security holders	—	$—	—
Equity Compensation Plans not approved by security holders	100,000,000	$0.0013	—
Total	100,000,000		—

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operation should be read in conjunction with the financial statements and related notes that appear elsewhere in this prospectus. This discussion contains forward-looking statements and information relating to our business that reflect our current views and assumptions with respect to future events and are subject to risks and uncertainties, including the risks in the section entitled Risk Factors beginning on page 5, that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

These forward-looking statements speak only as of the date of this prospectus. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, or achievements. Except as required by applicable law, including the securities laws of the United States, we expressly disclaim any obligation or undertaking to disseminate any update or revisions of any of the forward-looking statements to reflect any change in our expectations with regard thereto or to conform these statements to actual results.

Overview

We seek to develop and manage renewable energy facilities that produce electricity and thermal energy for industrial purposes from sustainable biomass sources, other renewable fuel sources or combined-cycle natural gas. Biomass generally refers to any organic matter that is available on a renewable or recurring basis, including agricultural crops and trees, wood and wood residues, plants (including aquatic plants), grasses, animal manure, municipal residues, and other residue materials. Combined-cycle natural gas refers to a process in which a steam turbine generator is used in concert with a combustion turbine and heat recovery steam generator to generate electric and thermal energy in an efficient manner. Our business has been primarily focused on, but is not limited to, developing renewable energy facilities that use wood as the renewable fuel source. We seek to generate revenues through:

•	operating and managing renewable energy facilities owned by us;
•	management fees from managing renewable energy facilities owned jointly with other parties or by others;
•	joint ventures or other business arrangements to develop excess space at our facilities with other developers, such as to develop photovoltaic solar generation facilities; and
•	the sale of our developed or partially developed facilities.

We were organized on April 2, 1993 as a New York corporation under the name Multiair Comfort Corp. On August 4, 1995, we changed our name to Poly Eko Systems, Inc. On August 14, 2002, we concluded a “reverse” merger with Laidlaw Energy Group, Inc. in which we were the surviving corporation. We then changed our name to Laidlaw Energy Group, Inc.

Approximately 85% of our revenues since the August 14, 2002 merger to March 31, 2012 were generated from the sale in 2010 of our sale of our interest in a 75 megawatt renewable energy project in Berlin, New Hampshire that we acquired in 2008 and developed to a status that was substantially ready for the commencement of construction, and management fees. We have been investing in other projects and have not generated significant operating revenues from any other source. We do not foresee any similar liquidity or sale event with respect to any of our current investments for at least the next 12 months.

In November 2011, we acquired assets relating to a biomass facility in Susanville, California through the purchase of all of the membership interests of Henri Susanville LLC. The facility is located on 40 acres of land that we lease and have an option to purchase for a net price of approximately $2.5 million as of January 30, 2013. The plant’s assets include a boiler capable of producing 160,000 pounds of steam per hour and a turbine that can generate approximately 12.5 megawatts of base-load electricity. The facility site has excess acreage. We are evaluating the development of a solar generation facility that could generate approximately five megawatts of electricity or leasing the property to a solar developer who could benefit from the generation potential and grid interconnection that the site offers. The Susanville facility is not presently in a condition to generate electricity. We are currently evaluating our ability to obtain sufficient financing in order to refurbish the facility and to purchase the property. The plan would be to invest approximately $10 million over a 12 to 18 month period to refurbish the critical power generation assets and invest additional funds to purchase the property for a net cost of approximately $2.5 million as of January 30, 2013.

We also own 22.5% of the common stock of Laidlaw Co-Gen, Inc., which is the sole holder of the capital stock of Laidlaw Energy & Environmental, Inc. Laidlaw Energy & Environmental owns an approximately 6 megawatt combined cycle natural gas-fueled electric cogeneration facility located in Ellicottville, New York, which is not currently operating. As we have not yet determined whether to develop, sell or reposition our Ellicottville facility, we are not in a position to make a reasonable determination of ongoing expense and cash requirements associated with such facility.

We are seeking other acquisitions and management opportunities to be able to generate recurring revenues, however, there cannot be any assurance that we will succeed in seeking such opportunities, whether as a result of our inability to identify additional potential biomass power generating facilities, our inability to obtain project equity or other financing for any particular project, or our inability to secure long-term power purchase agreements for the sale of the power from any facilities we do develop.

The following represent risks, trends and uncertainties that could adversely affect our revenues, income or liquidity:

•	We have a limited operating history; sustained recurring operating losses except for a single liquidity event in 2010; and our financial statements are subject to a going concern qualification by our auditors.
•	We have limited financial resources, including cash and working capital of approximately $775,000 and $358,000 at March 31, 2012. Our aggregate expenditures are approximately $100,000 per month.
•	We require additional financing in order to develop biomass power generating facilities and to pursue our growth strategy. The next phase of our current projects requires significant funding, including approximately $10 million to refurbish Susanville’s critical power generation assets and $2.5 million to purchase the Susanville property.
•	Failure to obtain required permits and government approvals or other construction delays could result in cost overruns and could negatively impact our anticipated timelines.
•	We compete with an expanding number of competitors, many of which have greater financial resources and name recognition than ourselves. These competitors could negatively impact our profit margins due to greater demand for power generation assets and biomass, plus more competition to secure long term power purchase agreements.
•	Changes in currently favorable legislation that provide tax incentives or mandate the purchase of renewable energy by local utilities could negatively impact our profit margins.

See “Risk Factors — Risks Related to Our Business,” for a discussion of these and other risks, trends and uncertainties that may adversely affect our revenues or income or that could result in our liquidity decreasing in any material way. Potentially offsetting these risks, trends and uncertainties are our belief that there is a growing demand for alternative energies, including energy generated from sustainable biomass sources which, if accurate, could increase our ability to obtain financing, to identify potential projects and ultimately to generate revenue and sustained liquidity. We can give no assurance that we will generate meaningful revenues or sustained liquidity.

In addition to our Susanville facility and Ellicottville investment, we devote significant time and attention to evaluating other potential projects, for purposes of evaluating a potential acquisition or development opportunities. At present, none of which are advanced enough to make a reasonable determination of ongoing expense and cash requirements associated with any of such potential projects.

On November 18, 2011, we granted to Louis T. Bravakis, our executive vice president, a 25% participation interest in the net income received from all power projects we develop and, in exchange, Mr. Bravakis has agreed to provide project development services to us in lieu of any salary. While this arrangement may impact future operating results by diminishing net income, we believe that the arrangement is beneficial to our company because of the $220,000 of capital initially invested by Mr. Bravakis in exchange for Series C preferred stock, we do not have ongoing salary requirements for his services which we deem integral to our business, and it helped solidify the relationship between Mr. Bravakis and our company.

We plan to raise additional funds through public or private debt, equity or project financing to fund our capital requirements and ongoing operations. However, there can be no assurance that we will be successful in our efforts. If we are unable to raise sufficient additional funds, we might (a) forego investment opportunities, (b) initiate cost reduction measures, (c) seek extensions of scheduled payment obligations or (d) sell assets.

Preferred Stock

Our Series A preferred stock is convertible, at the option of the holder at any time, into a number of shares of common stock, collectively, equal to 51% of the total issued and outstanding shares of common stock plus the total number of shares of common stock issuable upon conversion of any outstanding convertible securities convertible as of the conversion date. As of March 31, 2012, the liquidation preference of the Series A preferred stock is $247,562. Additionally, our Series C preferred stock is convertible, at the option of the holder at any time, into a number of shares of common stock, collectively, equal to 10% of the total issued and outstanding shares of common stock plus the total number of shares of common stock issuable upon conversion of any outstanding convertible securities convertible as of the conversion date. As of March 31, 2012, the liquidation preference of the Series C preferred stock is $31,260. Accordingly, the holders of the Series A preferred stock and Series C preferred stock own an aggregate of approximately 61% of our common stock on a fully diluted, as converted basis, and can therefore control the membership of a majority of our board of directors and can decisively influence the outcome of decisions requiring shareholder approval. For a description of the terms of our Series A preferred stock, Series C preferred stock and our other classes or series of capital stock, please see “Description of Capital Stock” below.

JOBS Act

In April 2012, the JOBS Act was enacted. Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this extended transition period and, as a result, we will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for private companies.

Results of Operations

Three Months Ended March 31, 2012 Compared to Three Months Ended March 31, 2011

	Three Months Ended March 31,		Increase (Decrease)
	2012	2011	$	%
Operating Expenses	$355,442	$268,519	$86,923	32%
Net Loss	$(355,442)	$(268,519)	$(86,923)	N.M.

There were no revenues earned for the three months ended March 31, 2012 or the three months ended March 31, 2011.

Total operating expenses, consisting primarily of compensation, rent, and professional fees, increased $86,923 or 32% to $355,442 for the three months ended March 31, 2012 compared to $268,519 for the three months ended March 31, 2011, primarily due to legal and accounting fees incurred in connection with our filing with the SEC of the Form 10 to register our common stock and of the Form S-1 of which this prospectus forms a part, rent expense for our Susanville and New Bedford projects, and consulting fees associated with the New Bedford project.

The net loss for the three months ended March 31, 2012 was $355,442 compared to $268,519 for the three months ended March 31, 2011, for the reasons discussed above.

Year Ended December 31, 2011 Compared to Year Ended December 31, 2010

	Years Ended December 31,		Increase (Decrease)
	2011	2010	$	%
Revenues	$—	$106,251	$(106,251)	-100%
Cost of Revenues	—	14,267	(14,267)	-100%
Gross Profit	—	91,984	(91,984)	-100%
Gain on Sale of Equity Investment	—	2,756,000	(2,756,000)	-100%
Income Before Operating Expenses	—	2,847,984	(2,847,984)	-100%
Total Operating Expenses	1,231,873	980,199	251,674	26%
Other Income	—	109,616	(109,616)	-100%
Net (Loss) Income	$(1,231,873)	$1,977,401	$(3,209,274)	-162%

There were no revenues earned for the year ended December 31, 2011, compared to $106,251 for the year ended December 31, 2010. Prior period revenue was comprised of three months of management fees for various projects associated with our former joint venture with a strategic partner.

Cost of revenues for the year ended December 31, 2010, consisting solely of salary expenses associated with earning the management fees, was $14,267, for a gross margin of $91,984 or 86.6%.

Income before operating expenses was zero for the year ended December 31, 2011, compared to $2,847,984 for the year ended December 31, 2010. Income before operating expenses for the year ended December 31, 2010 consisted primarily of a $2,756,000 gain from the sale of our interest in the Berlin, New Hampshire project.

Total operating expenses, consisting primarily of compensation, rent, travel and professional fees, increased $251,674 or 26% to $1,231,873 for the year ended December 31, 2011, compared to $980,199 for the year ended December 31, 2010, primarily due to legal fees and rent expenses incurred in connection with the New Bedford, Massachusetts and Susanville, California projects as well as accounting and audit fees incurred in conjunction with the preparation of our Form 10 filed with the Securities and Exchange Commission. These increases were partially offset by a reduction in professional fees incurred during the development of the Berlin, New Hampshire project in 2010 and a decrease in stock based compensation.

Other income, net, of $109,616 for the year ended December 31, 2010, is due to note proceeds forfeited by a strategic partner related to activities associated with a joint venture.

Net loss for the year ended December 31, 2011 was $1,231,873 compared to net income of $1,977,401 for the year ended December 31, 2010, for the reasons discussed above.

Liquidity and Capital Resources

Liquidity

We measure our liquidity in a number of ways, including the following:

	March 31,	December 31,
	2012	2011	2010
Cash	$775,334	$1,197,563	$745,140
Working Capital	$357,902	$751,121	$1,991,247

We intend to generate cash flows from our business through the cash flows of projects we develop, management fees for development services, plus through the sale of our investment in renewable energy projects. The amount, frequency and predictability of cash receipts depend on a number of factors, including the number of projects in our portfolio and the stage of development of each project. As a result, cash flows may fluctuate significantly from year to year. Approximately 85% of our revenues since August 2002 to March 31, 2012 were generated from the sale in 2010 of our sale of our interest in a 75 megawatt renewable energy project in Berlin, New Hampshire that we acquired in 2008 and developed to a status that was substantially ready for the commencement of construction. We do not foresee any similar liquidity or sale event with respect to any of our current investments for at least the next 12 months.

During the three months ended March 31, 2012, we did not generate any revenue, used cash in operating activities of $384,452, incurred a net loss of $355,442, and had an accumulated deficit of $1,683,036 as of March 31, 2012. During the year ended December 31, 2011, we did not generate any revenue, used cash in operating activities of $1,380,861, incurred a net loss of $1,231,873, and had an accumulated deficit of $1,327,594 as of December 31, 2011. These conditions raise substantial doubt about our ability to continue as a going concern. The accompanying financial statements do not include any adjustments to reflect the possible future effects on recoverability and reclassification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

Our cash requirements during 2012 will primarily be for the enhancement of operations, conducting project feasibility studies and other development and operational expenses. These amounts will include employee salaries, cost of external services (consulting, legal and other professional) and costs associated with identifying new projects. We also expect to spend approximately $25,000 per month in incremental development and operational expenses for our newly acquired facility in Susanville, California. Cash on hand should be sufficient to fund operations for substantially all of 2012.

We have limited available cash resources and require additional financing in order to fund our current operations beyond this year. The next phase of our current projects will require significant funding, including approximately $10 million to refurbish Susanville’s critical power generation assets and approximately $2.5 million to purchase the Susanville property. Furthermore, even if we are successful in raising additional funds and moving ahead with certain projects, we cannot give any assurance that we will, in the future, be able to achieve a level of profitability from operations to sustain our operations.

The registration statement of which this prospectus forms a part relates to our agreement to file a registration statement for the resale of the shares of our common stock underlying our Series B preferred stock by April 30, 2012 and require the effective date for such registration statement to be not later than July 30, 2012. As we were unable to cause the registration statement to be declared effective by July 30, 2012, we are required, upon demand of the selling stockholders, to repurchase shares of our Series B preferred stock at a value of $0.0046 per share of common stock for an amount equal to $18,750 per week after such July 30, 2012 deadline. As of August 6, 2012, we are obligated to repurchase shares of our Series B preferred stock for an amount equal to $18,750.

Availability of Additional Funds

We expect that our primary sources of additional working capital are:

•	project level financing of our Susanville facility or other facilities that we may acquire or manage; and
•	sale of equity securities or incurrence of indebtedness.

We meet with and evaluate potential funding sources and joint venture partners from time to time, taking into account, among other things, the cost of capital with respect to such funding sources. As of August 3, 2012, we have not entered into any definitive agreements with any potential funding sources to raise additional funds. Despite our efforts, there is no assurance that we will be able to secure additional funding, or funding on terms acceptable to us, to meet our financial obligations or to pursue our growth strategy. If we cannot raise additional capital, form a joint venture or similar commercial alliance with another entity, or generate sufficient revenues, we may need to scale back operations, including but not limited to ceasing to further develop one or more projects or selling such projects, cease to acquire additional facilities, or cease operations entirely.

During the three months ended March 31, 2012 and the years ended December 31, 2011 and 2010, our sources and uses of cash were as follows:

	Three Months Ended March 31,	Years Ended December 31,
	2012	2011	2010
Net cash used in operating activities	$(384,452)	$(1,380,861)	$(1,012,901)
Net cash (used in) provided by investing activities	(37,777)	1,613,284	950,000
Net cash provided by financing activities	—	220,000	107,500
Net (decrease) increase in cash and cash equivalents	$(422,229)	$452,423	$44,599

Net cash used in operating activities

Net cash used in operating activities totaled $384,452 for the three months ended March 31, 2012 compared to net cash used in operating activities of $245,059 for the three months ended March 31, 2011. The net cash used in the three months ended March 31, 2012 was primarily due to the net loss from operations of $355,442 and $17,500 of incremental prepaid expenses. The net cash used in the three months ended March 31, 2011 was primarily due to the net loss from operations of $268,519, partially offset by a $13,460 increase in accounts payable and accrued expenses and $10,000 of stock based compensation expense.

Net cash used in operating activities totaled $1,380,861 for the year ended December 31, 2011 compared to net cash used in operating activities of $1,012,901 for the year ended December 31, 2010. The net cash used in the year ended December 31, 2011 was due primarily to the net loss from operations of $1,231,873. The net cash used in the year ended December 31, 2010 was primarily due to $980,199 of operating expenses and the net repayment of $517,500 of other liabilities.

Net cash used in investing activities

Net cash used in investing activities totaled $37,777 for the three months ended March 31, 2012 compared to zero for the three months ended March 31, 2011. The net cash used during the three months ended March 31, 2012 was due to cash outlays related to the development of the Susanville facility.

Net cash provided by investing activities totaled $1,613,284 for the year ended December 31, 2011 compared to net cash provided by investing activities of $950,000 for the year ended December 31, 2010. The net cash provided during the year ended December 31, 2011 was due primarily to cash proceeds from the sale of our interest in the Berlin, New Hampshire project, partially offset by cash outlays related to the acquisition of the Susanville facility, including $97,500 in consideration paid to the sellers of the facility. The net cash provided during the year ended December 31, 2010 was due to cash proceeds from the sale of our interest in the Berlin facility.

Net cash provided by financing activities

Net cash provided by financing activities was $220,000 for the year ended December 31, 2011 compared to $107,500 for the year ended December 31, 2010. The cash provided during the year ended December 31, 2011 was due to $220,000 of proceeds from the issuance of preferred stock. The cash provided during the year ended December 31, 2010 was primarily due to $100,000 of proceeds from the issuance of our common stock.

Off-Balance Sheet Arrangements

Off-balance sheet arrangements comprise those arrangements that may potentially impact our liquidity, capital resources and results of operations, even though such arrangements are not recorded as liabilities under accounting principles generally accepted in the United States. Although off-balance sheet arrangements serve a variety of our business purposes, we are not dependent on these arrangements to maintain our liquidity and capital resources, and we are not aware of any circumstances that are reasonably likely to cause the off-balance sheet arrangements to have a material adverse effect on liquidity and capital resources.

Critical Accounting Policies And Estimates

In April 2012, the JOBS Act was signed into law. The JOBS Act contains provisions that, among other things, reduce certain reporting requirements for qualifying public companies. As an “emerging growth company,” we may delay adoption of new or revised accounting standards applicable to public companies until the earlier of the date that (i) we are no longer an emerging growth company or (ii) we affirmatively and irrevocably opt out of the extended transition period for complying with such new or revised accounting standards. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards. Upon issuance of new or revised accounting standards that apply to our financial statements, we will disclose the date on which adoption is required for non-emerging growth companies and the date on which we will adopt the recently issued accounting guidelines.

Critical accounting policies are defined as those that involve significant judgments and uncertainties, and potentially result in materially different results under different assumptions and conditions. We believe that our most critical accounting policies are limited to those described below. For a detailed discussion on the application of these and other accounting policies, see Note 2 in the notes to our consolidated financial statements included in this prospectus.

Use of Estimates

Preparation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and related contingent liabilities. Our significant estimates include the allowance related to the receivable, the recoverability of long lived assets, the valuation allowance related to deferred tax assets and the stock-based compensation assumptions. Actual results could differ from those estimates.

Going Concern

The accompanying financial statements do not include any adjustments to reflect the possible future effects on recoverability and reclassification of assets or the amounts and classification of liabilities that may result should we be unable to continue as a going concern. If the consolidated financial statements were prepared on a liquidation basis, the carrying value of the assets and liabilities would be adjusted to reflect the liquidation basis of accounting.

Accounts Receivable

Accounts receivable includes trade accounts receivable, which are recorded at net invoice values and are not interest bearing, and uncollected proceeds from the sale of investments. We maintain an allowance for doubtful accounts for estimated uncollectible accounts receivable, if any. The allowance is based on our assessment of known delinquent accounts, the aging of accounts receivable and specific knowledge of counterparties. We re-evaluate our allowance on a regular basis and adjust its reserves as needed.

Revenue Recognition

We have generated and may generate revenues from management fees, the sale of power, or through the sale of our interest in facilities, its joint venture interests or its equity investments. We earn management or development fees from development projects which are recognized as the services are performed. We consider amounts to be earned once evidence of an arrangement has been obtained, services have been rendered, fees are fixed or determinable, and collectability is reasonably assured.

Stock-Based Compensation

We measure the cost of services received in exchange for an award of equity instruments based on the fair value of the award. Employee and director awards are measured on the grant date. The fair value amount is then recognized over the period during which services are required to be provided in exchange for the award, which is usually the vesting period.

Income Taxes

We record the tax effects of all transactions that have been reported in our financial statements. This includes tax effects that are taxable or deductible in the current reporting period, as well as tax effects that will lead to taxable income or tax deductions in future periods. Income taxes are accounted for using the asset/liability method. At each balance-sheet date, a current tax asset or liability is recorded, representing income taxes currently refundable or payable. Deferred tax assets and liabilities are also recorded, representing the tax effects of temporary book-tax differences, which will become payable or refundable in future periods. Deferred tax assets arise principally from net operating losses and capital losses available for carryforward against future years’ taxable income. Under the asset/liability method, the income tax provision is the result of the change in these current and deferred tax accounts from period to period, plus or minus tax payments made or refunds received during the year. A valuation allowance is recognized against deferred tax assets if, based on the weight of available evidence, it is more likely than not (i.e., greater than 50% probability) that some portion or all of the deferred tax asset will not be realized.

We follow Accounting Standards Codification, or ASC, 740 rules governing uncertain tax positions which provide guidance for recognition and measurement. This prescribes a threshold condition that a tax position must meet for any of the benefits of the uncertain tax position to be recognized in the financial statements. It also provides accounting guidance on derecognition, classification and disclosure of these uncertain tax positions.

Interest costs and penalties related to income taxes are classified as interest expense and selling, general and administrative costs, respectively, in our financial statements.

Preferred Stock

We account for our preferred stock in accordance with the guidance enumerated in ASC 480 “Distinguishing Liabilities from Equity.” Preferred stock subject to mandatory redemption, if any, are classified as liability instruments and are measured at fair value. Conditionally redeemable preferred shares, including preferred shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control, are classified as temporary equity. At all other times, preferred shares are classified as stockholders’ equity. Our Series B preferred stock feature certain redemption rights that are considered by us to be outside of our control. Accordingly, a portion of the Series B Convertible Preferred Stock is presented as temporary equity in the mezzanine section of our balance sheets.

Recently Issued Accounting Pronouncements

In May 2011, the FASB issued ASU 2011-04, Fair Value Measurement (Topic 820). This updated accounting guidance establishes common requirements for measuring fair value and for disclosing information about fair value measurements in accordance with U.S. GAAP and International Financial Reporting Standards. This guidance includes amendments that clarify the intent about the application of existing fair value measurements and disclosures, while other amendments change a principle or requirement for fair value measurements or disclosures. This guidance is effective for interim and annual periods beginning after December 15, 2011. The adoption of this standard is not expected to have a material impact on the Company’s consolidated financial position or results of operations. Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the Company’s financial statements upon adoption. Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the Company’s financial statements upon adoption.

All of these standards are more fully described in Note 2 to our audited consolidated financial statements included in this prospectus.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

We retained Corso & Company under the terms of an engagement letter to provide certain accounting services to us. We terminated that engagement on June 7, 2011. Corso & Company has maintained that it was not engaged by us as the principal accountant to audit our financial statements or the financial statements of any subsidiary, and did not produce a report on our financial statements for any of the two years ended December 31, 2010 or the nine months ended September 30, 2011. Accordingly, no report on our financial statements for either of December 31, 2009 or 2010 contained an adverse opinion or a disclaimer of an opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles. The decision to terminate Corso & Company as our accountants was recommended and approved by our board of directors.

At no time did Corso & Company produce any work product to us regarding our financial statements. Accordingly, during the two years ended December 31, 2010 and subsequent period through termination on June 7, 2011, we had no disagreements with Corso & Company on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Corso & Company, would have caused Corso & Company to make reference to the subject matter of the disagreement(s) in connection with its report on the financial statements for each such period, if it had been engaged by us as our principal accountant to audit our financial statements.

On June 22, 2011, we engaged Marcum LLP as our principal independent accountant to audit our financial statements. At no time prior to engaging Marcum LLP did we or anyone acting on our behalf consult Marcum LLP regarding the application of accounting principles to a specified transaction, or the type of audit opinion that might be rendered on our financial statements.

BUSINESS

Overview

We are a smaller reporting company as defined by applicable federal securities regulations.

We were organized on April 2, 1993 as a New York corporation under the name Multiair Comfort Corp. On August 4, 1995, we changed our name to Poly Eko Systems, Inc. On August 14, 2002, we concluded a “reverse” merger with Laidlaw Energy Group, Inc., referred to as the Predecessor Company, in which we were the surviving corporation. We then changed our name to Laidlaw Energy Group, Inc. The Predecessor Company was formed in 1999 to own and operate natural gas-fired generation assets and related entities. We had no operations or assets at the time of our reverse merger with the Predecessor Company.

Our executive offices are located at 90 John Street, New York, NY 10038; our telephone number is (212) 480-8400. Our website is located at http://www.laidlawenergy.com. The information on our website is not part of this prospectus.

Our Business

We seek to develop and manage renewable energy facilities that produce electricity and/or thermal energy for commercial and industrial purposes from sustainable biomass sources, other renewable fuel sources or combined cycle natural gas.

Biomass generally refers to any organic matter that is available on a renewable or recurring basis, including agricultural crops and trees, wood and wood residues, plants (including aquatic plants), grasses, animal manure, municipal residues and other residue materials. The primary sources of biomass or “feedstock” that we expect to use in our facilities are:

•	clean urban wood waste comprised mainly of used lumber, trim, shipping pallets, trees, branches and other wood debris from construction and demolition activities;
•	by-products or mill residue from the manufacturing of fibers, pulp, paper, lumber, plywood, cotton and other products;
•	tops, branches, non-merchantable timber and timber stand improvement thinnings from managed forestry operations; and
•	energy dedicated crops such as fast-growing trees and grasses, stalks, straws and perennial crops.

We believe that biomass fuels are an attractive alternative to fossil fuels primarily because:

•	biofuels, wood and organic waste are the largest single source of renewable fuel on a global basis;
•	the price for fossil fuels is increasing and becoming more volatile;
•	of the possible supply shortages for fossil fuels;
•	of the relative safety and environmentally friendly ability to harvest and obtain biomass fuels;
•	of the numerous government sponsored incentives available for power generation facilities that use alternative or renewable fuels;
•	biomass fuels may be utilized through proven environmentally friendly technologies;
•	biomass fuels are the only form of renewable energy, other than hydropower, that can provide for dependable base-load or continuous rather than intermittent, generation of electric and thermal energy; and
•	electric and thermal generation from these fuel sources are widely considered to be carbon-neutral, which means the carbon dioxide emissions created through the combustion process are offset by the sequestration of carbon dioxide by trees and plants.

We believe that there is a sufficient readily available supply of biomass fuel for our proposed facilities and intend to continue to evaluate the sufficient and reliable supply of biomass fuel as part of our acquisition evaluation process. For instance, wood chips and related products used for industrial purposes are quoted in weekly commodity reports and are generally readily available at “roadside” prices, which is the price a buyer pays for wood chips prior to any transport and preprocessing to the end-use location at a roadside in the forest, at a processing mill location in the case of mill residue, or at a landfill for urban wood waste.

To a lesser extent, we also intend to pursue the development of facilities that utilize natural gas in a combined-cycle for projects that can provide both electricity and thermal energy. A combined-cycle facility uses a steam turbine generator in concert with a combustion turbine and heat recovery steam generator to generate electric and thermal energy in an efficient manner.

Our Strategy

Our current strategy focuses on renewable energy facilities that use wood as the primary component of the renewable fuel supply. We expect that a significant amount of our wood fuel will be from wood waste and residue.

Our primary focus is developing multiple projects and building a portfolio of projects. We will, however, also consider other opportunities that we believe would be beneficial to us. An example of this strategy is our investment in, development and sale of our interest in a commercial biomass energy plant located at the site of the former Fraser Papers Pulp Mill in Berlin, New Hampshire, referred to as the Berlin facility. We planned the Berlin facility to be one of the largest commercial biomass energy plants in North America, expected to generate 75 megawatts of electricity, and consume in excess of 750,000 tons of clean whole tree wood chips per year in order to generate an annual gross electric output of approximately 550,000 megawatt hours. Prior to the sale of our interest in September 2010, we managed all aspects of the development of this project, including identifying the asset, structuring the acquisition, developing the strategy to convert the paper mill’s boiler for biomass utilization and engaging The Babcock & Wilcox Company to implement the refurbishment. We also obtained all material permits for the Berlin facility, conducted the necessary studies, concluded the required agreements to interconnect the facility to the power grid, and negotiated the terms of a 20-year power purchase agreement that was subject to regulatory approval and estimated to be valued at more than $1.3 billion for 100% of the facility’s output. In 2010, we sold our 50% indirect interest in the Berlin facility and recognized a gain of $2,756,000. See “— Former Projects — Berlin Facility” below.

We seek to develop biomass power generation facilities by redeploying and refurbishing power generation assets, such as through the retrofitting of paper mills, fossil fuel power facilities or other retired industrial facilities, as opposed to developing newly constructed “greenfield” projects. We believe that this strategy will enable us to:

•	develop renewable energy facilities with a capital investment requirement that is lower than the capital investments that would be required to develop a similar facility through land acquisition, demolition of any existing facility, land improvement and construction of a new facility;
•	potentially achieve more favorable returns on equity due to the lower capital investment required to retrofit an existing facility as opposed to building a newly constructed facility;
•	utilize numerous government incentive programs, including federal tax credits; and
•	target existing industrial sites for our projects with existing or a reduced burden for zoning and permits, thus allowing for a shorter development cycle.

As a general goal, we seek to develop such retooled biomass projects for approximately one-half to two-thirds of the cost of a newly constructed facility with comparable capacity.

We also seek to reduce our operating expenses in the development of renewable energy facilities through strategic alliances with consultants, contractors, equipment suppliers and others, who are aligned with our approach. To mitigate technology risk, we utilize commercially proven and available technologies and enter into turn-key “EPC” — engineer, procure, construct — contracts with credit-worthy EPC contractors that include customary performance guarantees. We intend to further reduce the capital investment requirements by seeking project financing in the form of long-term debt as well as government tax and other incentive programs.

We seek to generate revenues through:

•	operating and managing renewable energy facilities owned by us;
•	management fees from managing third party or jointly owned renewable energy facilities;
•	monetizing excess space at our facilities by leasing or other arrangements with others, such as developers of photovoltaic solar generation facilities; and
•	the sale of our developed or partially developed facilities.

Revenue from operating a facility is typically generated through the sale of electricity and, where applicable, thermal energy, under a long-term power purchase agreement with a utility or end-user that has one or more of the following revenue components:

•	Electric Power. Sale of electrical power generated by our facilities to utilities or directly to end-users that have significant electric needs or utilities.
•	Thermal Energy. Sale of thermal energy generated by our facilities directly to end-users that have significant thermal energy needs.
•	Installed Capacity. Revenue based on the installed capacity available for the generation of electricity or thermal energy from utilities or end-users that have significant electric or thermal energy needs.

In addition, we will seek to generate revenue from the sale of environmental attributes, such as renewable energy credits, or RECs, which represent a legislatively established premium paid for electricity generated from qualified renewable sources, such as our planned projects and monetizing tax and other government-sponsored incentives generated by our facilities. Our facilities may also generate carbon credits if a market for such credits is established in the jurisdictions in which we operate.

We may also structure our projects to qualify for U.S. federal renewable energy production tax credits and the federal New Markets Tax Credits program that was established as part of the Community Renewal Tax Relief Act of 2000 to incentivize investment in low income communities in the U.S., to the extent such programs are in effect from time to time. Renewable energy production tax credits are a per-kilowatt-hour tax credit for electricity generated by qualified energy resources and sold to an unrelated person during the taxable year. The duration of the tax credit is generally 10 years after the date the facility is placed in service, and the tax credit can be passed through to project stakeholders to offset taxable income or monetized through transactions with third parties. We estimate that the amount of tax credit generated by the type of open-loop biomass projects we typically pursue that are placed in service prior to December 31, 2013 is $11.00 per megawatt hour. This amount is as of December 31, 2011 and is adjusted annually for inflation, and reduced for projects that receive other federal tax credits, grants, tax-exempt financing, or subsidized energy financing. The new markets tax credits program may provide a benefit equal to a maximum of 39% of the qualifying investment allocated as follows: 5% in each of the first three years, then 6% in the final four years. Additional tax benefits, grants and other types of incentive programs may also be offered periodically by the federal or state governments that could offer us additional benefits, such as state and local incentives which may include reduced property tax assessments. Our ability to take advantage of any of these tax credits will be subject to conditions and requirements for these credits and the continued availability of these tax credits. As part of our evaluation of each potential project, we will consider whether it would qualify for the new markets tax credits program and any other renewable energy legislation, and the extent of the benefits to such project with all other factors. We may determine to not take advantage of any of these tax credits if the expected costs outweigh the expected benefits.

We are currently focusing exclusively on project development in states with existing renewable energy legislation that mandates the purchase of renewable energy by local utilities. Currently, 30 states and the District of Columbia have passed such renewable energy or similar legislation. We believe such a requirement on the part of utilities to secure renewable energy yields a marketplace that is favorably disposed to long-term contracts for project outputs such as electricity, biothermal energy, RECs and capacity sales, thus providing stable, predictable and long-term cash flows for our projects. We seek to include a mechanism in our power purchase agreements that adjusts the purchase price of power generated by our facilities in the event of increases in biomass fuel prices to hedge against inflation and increased pricing pressures from biomass suppliers, while at the same time protecting utility rate-payers from exposure to above market energy prices.

We seek to develop projects in locations with a high concentration of biomass fuel, such as heavily forested regions or within close proximity to the logging and forest products industry or other areas with sufficient biomass waste, although we also may pursue projects that are situated in urban areas that generate biomass from other sources, such as pallet wood. We conduct studies of biomass availability before pursuing each particular project, and we generally seek to obtain contractual commitments for biomass fuel supplies to guarantee delivery and hedge against price increases of biomass fuel.

Our cash requirements during 2012 will primarily be for the enhancement of operations, conducting project feasibility studies and other development and operational expenses. These amounts will include employee salaries, cost of external services (consulting, legal and other professional) and costs associated with identifying new projects. We also expect to spend approximately $25,000 per month in incremental development and operational expenses for our newly acquired facility in Susanville, California. Cash on hand should be sufficient to fund operations for substantially all of 2012.

Biomass Renewable Energy Industry

According to the 2010 preliminary data released by the U.S. Energy Information Administration in its June 2011 “Renewable Energy Consumption and Electricity Preliminary Statistics 2010”:

•	Biomass was the third largest renewable power source in the United States and contributed to 13.30% of domestic electric net generation from renewable energy sources, while hydropower conventional contributed 60.45% and wind power contributed 22.26%.
•	Biomass contributed to more than one-third of the power source for electric generation from renewable power sources, excluding hydroelectric conventional power sources.
•	Wood and wood-derived fuels contributed to more than 22% of the power source for electric net generation of all renewable power sources excluding hydroelectric conventional power sources.

The U.S. Department of Energy reported in September 2011 that the 2010 nameplate megawatt capacity of biomass power plants is approximately 13,053. We expect that biomass will continue to grow and be an important component of the United States fuel mix for electric generation. The U.S. Energy Information Administration Annual Energy Outlook that was released in April 2011 projects that, assuming no additional constraints on carbon emissions, electricity generation from renewable sources will grow by 72% in the reference case, raising the share of total generation from renewable sources from 11% in 2009 to 14% in 2035. Most of the projected growth in renewable electricity generation in the power sector is expected to be from wind and biomass facilities. The growth in wind generation is primarily driven by state renewable portfolio standards, which we referred to as RPS, required in the generation of electric energy and federal tax credits. Generation from biomass comes from both dedicated biomass plants and co-firing in coal plants. Its growth is driven by site availability, state RPS requirements, the availability of low-cost feedstock and the need by utilities for fuel diversity.

The Market for Renewable Energy

A significant number of states, including California, where we currently do business, have passed legislation requiring local utilities to derive a portion of their retail electric supply from renewable resources.

Since the output from power plants is generally sold into a large pool, RECs were created as a means of tracking the sale of renewable energy and compliance with renewable energy legislation. Essentially, RECs are financial instruments that can be traded separately from physical energy sales. The price derived for REC sales is a function of supply and demand in a given jurisdiction or can be established legislatively. RECs have the potential to substantially add to project revenue. Prices for RECs are established by trading markets. Since utilities are generally required to obtain RECs in greater amounts with each passing year in order to meet increasing state RPS, we generally seek to enter into long-term contracts with local utilities for our projects that bundle electricity, RECs and capacity sales. Such contracts are generally beneficial to us, since they provide a level of certainty with respect to future project revenues from a credit-worthy counter-party, and thereby provide credit support for the long-term, non-recourse debt that is often used to fund a significant portion of power generation project capital costs. The prices of RECs in the California market have experienced price volatility during 2011 and we do not expect to rely on the sale of RECs as a significant part of any project’s financing.

Former Projects

Berlin Facility

As described above, we invested in, developed and sold our interest in the Berlin facility.

We identified the Berlin facility in October 2006 as the site for the potential development of a large-scale biomass energy power plant. Through December 2008, approximately $500,000 was expended in furtherance of our efforts to acquire and develop the Berlin facility, including commencing negotiations of a long-term power purchase agreement with The Public Service Company of New Hampshire and executing an asset purchase agreement.

On December 23, 2008, Laidlaw Biopower entered into a Development Agreement with PJPD Holdings, LLC, an affiliate of Cate Street Capital, Inc., providing that PJPD would fund all of the project’s development costs up, including reimbursing our costs to date, to a specified cap in consideration for its ownership of the physical property comprising the Berlin facility. The Development Agreement contemplated the execution of the lease whereby PJPD would receive a fixed rent payment, assignment of the asset purchase agreement to PJPD and Laidlaw would retain any excess future cash flows generated from the contemplated biomass energy plant.

In 2009, we filed an application with the New Hampshire Site Evaluation Committee for a permit to construct and operate the proposed biomass power plant. On November 8, 2010, we received unanimous approval for the requisite construction and operating permit.

On June 8, 2010, we executed a Power Purchase Agreement for the sale of 100% of the proposed biomass plant’s capacity, electric output and environmental attributes with The Public Service Company of New Hampshire which agreement was subject to certain approvals.

From 2006 to 2010, we were the primary managers of the development and construction of the project, including negotiating the terms of the construction agreement with Babcock & Wilcox as the EPC contractor, negotiating the terms of other construction related agreements, managing the permitting application and approval process and provided testimony to the applicable state regulatory.

On August 27, 2010, Laidlaw Biopower entered into a Purchase and Sale Agreement with Newco Energy, LLC, an affiliate of Cate Street Capital, to sell 100% of the membership interests in Laidlaw Berlin for an aggregate purchase price of $2.0 million, plus two contingent payments that aggregated to a maximum of $7.0 million. As a result of several claims made by the buyer pursuant to the indemnification provisions of the agreement, the remainder of $5,050,000 was subsequently settled in October 2011 for $3,562,000, of which our 50% interest was $1,781,000, in order to avoid protracted litigation.

New Bedford, Massachusetts

On April 5, 2011, our subsidiary Laidlaw New Bedford Biopower, LLC entered into a Power Plant Operation and Development Lease Agreement, among other things, (a) to oversee the management of a natural gas-fueled thermal energy facility at the former Polaroid manufacturing plant located in New Bedford,

Massachusetts, and (b) which gave us development control over the facility through the May 5, 2012 termination date of the agreement, subject to our right to extend the term for one year. We are not extending the lease term or exercising the purchase option, and are currently in negotiations with the landlord regarding the final lease payment and the security deposit.

The facility consists of a power plant that supplied heat, chilled water and compressed air to two large buildings. Our rent for this facility was $75,000 per annum, payable when the lease terminates on May 5, 2012. We were also responsible for the payment of all taxes relating to the premises. The facility ceased operations in December 2011, and our oversight of the facility was on a net zero cost basis where the former end-user of the thermal energy paid all remaining operating costs. We did not earn any management or related fees and undertook the oversight and management of the facility primarily to control the development opportunity.

Current Projects

Susanville, California

In November 2011, we acquired assets relating to a biomass facility in Susanville, California through the purchase of all of the membership interests of Henri Susanville LLC. The facility is located on 40 acres of land that we lease and have an option to purchase for a net price of approximately $2.5 million as of January 30, 2013. The plant’s assets include a boiler capable of producing 160,000 pounds of steam per hour and a turbine that can generate approximately 12.5 megawatts of base-load electricity. The facility site has excess acreage. We are evaluating the development of a solar generation facility that could generate approximately five megawatts of electricity or leasing the property to a solar developer who could benefit from the generation potential and grid interconnection that the site offers. Our acquisition of the facility was agreed to be for 434.78261 shares of our Series B preferred stock that is convertible into 434,782,610 shares of our common stock and additional consideration contingent upon specified milestones in the development of the facility of up to 576.086956 shares of our Series B preferred stock that is convertible into 576,086,956 shares of our common stock. The registration statement of which this prospectus forms a part relates to our agreement to file a registration statement for the resale of the shares of our common stock underlying our Series B preferred stock by April 30, 2012 and require the effective date for such registration statement to be not later than July 30, 2012. As we were unable to cause the registration statement to be declared effective by July 30, 2012, we are required to repurchase shares of our Series B preferred stock at a value of $0.0046 per share of common stock for an amount equal to $18,750 per week after such July 30, 2012 deadline. The sellers are subject to certain selling restrictions including that the Series B preferred stock owned by it may not be converted into shares of our common stock with a value that exceeds $37,500 per week.

As part of our purchase of the Susanville facility, we were assigned an Agreement for Environmental Conditions, which provides for indemnification rights in our favor in the event there are certain environmental claims on the property causing a loss to us. Although we performed what we consider appropriate environmental due diligence and we have no reason to expect that there are any material environmental issues with the leased property or related environmental risks or exposure, we were able to acquire the additional protection of the indemnity by a credit worthy entity without additional cost and accordingly acquired the assignment of this contract.

Our main focus in connection with the Susanville project is the execution of material contracts necessary in order to raise project financing in order to render the project operational. We are currently negotiating a potential long-term power purchase agreement with several municipal utilities in California. We are also working to secure the interconnection of the Susanville facility to the California power grid. There are no material costs associated with these activities as they mainly involve the time and attention of our management. We estimate that it could take in excess of six months to secure a power purchase agreement, if at all. We estimate that we will incur costs associated with the Susanville project of $25,000 per month in order to pay the costs of the ground lease, taxes and other miscellaneous costs associated with the project.

The Susanville facility is not presently in a condition to generate electricity. Our plan is to raise through the sale of equity in Laidlaw Susanville Biopower, and in turn invest, approximately $10 million to refurbish the critical power generation assets, which would include a turbine overhaul, a new cooling tower, electrical work, fuel handling system upgrades and related assets. We expect the refurbishing process to take approximately 12 to 18 months. We are presently evaluating our ability to raise the funds necessary to refurbish the facility and raise additional funds to purchase the property, which would likely first require the execution of a definitive power purchase agreement.

Ellicottville, New York

We own 22.5% of the common stock of Laidlaw Co-Gen, Inc., which is the sole holder of the capital stock of Laidlaw Energy & Environmental, Inc. Laidlaw Energy & Environmental owns an approximately six megawatt combined cycle natural gas-fueled electric cogeneration facility located in Ellicottville, New York. This facility is not currently operating. In 2005, Laidlaw Energy & Environmental proposed converting this facility to a biomass energy facility. The proposed conversion and development is subject to approvals from local governmental authorities, which Laidlaw Energy & Environmental has not been able to obtain and which we believe were a result of perceived adverse environmental, visual/aesthetic, and noise consequences to the neighboring community, perceptions we disagree with. As a result of such failure to obtain governmental approvals, we and the other stockholders of Laidlaw Co-Gen are evaluating the options to develop, sell or reposition this facility. We have determined that the fair value of our investment in Laidlaw Co-Gen is below the carrying value and the investment has been written down to zero. We are presently maintaining the facility and are incurring ordinary monthly expenses.

Future Projects

In the ordinary course of our business, we consider projects that complement our business strategy. For example, we have executed a non-binding letter of intent and are currently negotiating a purchase and sales agreement to acquire an approximately 18 megawatt biomass energy power plant located in southern California that has an existing power purchase agreement with a local utility. The facility requires repairs to certain of its power generation assets to resume operations. We are evaluating this facility and identifying capital sources for our investment in this facility as well as the required repairs, which we expect will be offset by certain federal incentives. Our consideration of this acquisition is subject to the satisfactory completion of our due diligence and other conditions. There can be no assurance that we will acquire this facility.

We do not consider our rejection by local government authorities of our proposed Ellicottville project to be indicative of a national trend. While public opposition to power projects exist in all locales, many states have a uniform methodology for analyzing, siting and permitting potential power projects. For example, the State of New Hampshire, where we developed our Berlin biomass-energy project, has a site evaluation committee comprised of state environmental officials and which is chaired by the head of the State’s Department of Environmental Conservation. The decisions of this committee preempt local planning and zoning board determinations. Conversely, New York, where the Ellicottville facility is located, allows permit determination for many power projects to be made on the local level, where local planning and zoning board members can often be subjected to local pressures and emotional opposition to power projects that may not be grounded in facts or science.

Competition

The renewable energy industry is highly competitive, with numerous small and large companies in the United States and worldwide producing and distributing, or seeking to produce and distribute, energy from renewable resources, including biomass. State RPS are a significant government incentive that supports the development of renewable energy. Our competitors include any generator of electric energy through renewable sources that meet RPS because utilities may satisfy these RPS through the purchase of electric power generated by any renewable fuel source or solar energy. We face, and expect to continue to face, competition from these entities, from companies whose sole business is to retrofit existing power plants for operators, as well as competition from entities that provide alternative energy solutions from renewable resources other than biomass, such as solar, hydroelectric and wind energy producers.

Many of our competitors have substantially greater capital resources and more experience operating power plants than we do. We may have difficulty competing with larger, more established companies, and any other companies that have greater financial, technical, research, marketing, sales, distribution, service and other resources than we do. Moreover, any of our competitors may have broader product lines, services and have greater name recognition than we do.

We seek to differentiate ourselves from our competitors through our value-added development approach. This approach involves utilizing refurbished power generation assets, such as retired or unused paper mills, dormant biomass plants, or fossil fuel power plants, as opposed to the development of newly constructed “greenfield” projects, to significantly reduce our capital costs and thereby increase our return on equity. To achieve this goal, we have been establishing, and will continue to establish, strategic alliances with entities, investment bankers, private equity investors, political leaders, attorneys, consultants, contractors, equipment suppliers and others, who are aligned with our approach. We further differentiate ourselves from our competitors by our having actual, hands-on experience in managing the development of a commercial biomass energy power plant, which experience we gained through our investment in, development and sale of our interest in the Berlin facility, which we planned to be one of the largest commercial biomass energy plants in the United States.

We believe that the biomass electric power generation industry is a niche industry without any dominant competitors. Aside from competition for power and environmental attribute sales to utilities, we primarily compete regionally with other entities for development opportunities. We may also face competition for our feedstock from self-generating biomass power plants that offtake the energy to a nearby end-user and do not sell energy to the electric grid.

Research and Development

We have not incurred any material amounts of research and development costs.

Environmental Matters

The Company is subject to federal, state and local environmental laws and regulations, including those relating to the discharge of materials into the air, water and ground, the generation, storage, handling, use, transportation and disposal of hazardous materials, and the health and safety of employees. These laws and regulations also may require expensive pollution control equipment, permits and/or operational changes to limit actual or potential impacts to the environment. A violation of these laws and regulations or permit conditions can result in substantial fines, criminal sanctions, permit revocations and/or facility shutdowns. There can be no assurance given that we will be able to meet these standards, or that we will be at all times in material compliance with these laws and regulations. It is possible that we will become subject to legal actions brought by regulatory authorities, advocacy groups and other parties for actual or alleged violations of such laws and regulations. The most significant cost of compliance with such laws and regulations is the cost associated with emissions controls at a commercial power facility. These costs are often part of the capital equipment that is included in the applicable project development budget and financed as part of the project financing. We do not project any material capital expenditures to comply with federal, state and local environmental laws and regulations.

As part of our purchase of the Susanville facility, we were assigned an Agreement for Environmental Conditions, which provides for indemnification rights in our favor in the event there are certain environmental claims on the property causing a loss to us.

Government Regulation

Our business is subject to numerous government regulations on the federal, state and local levels. Other than the facility that is owned by Laidlaw Energy & Environmental in Ellicottville, New York, all of our current and proposed projects presently have all material government permits and approvals. Our permits and approvals are not subject to the governmental authority’s unilateral right to cancellation other than for non-compliance. Approvals may be necessary for our future projects, and we will evaluate the estimated permitting and compliance costs in the evaluation of any acquisition or development. A facility that we seek to develop will typically require either a federal or state air emissions permit, a construction permit, if necessary, and an operating permit. These permits are often combined into one permit issued by state environmental regulators. Projects that we develop may also require local zoning and/or planning board approvals, water usage and wastewater discharge permits and compliance with other construction and zoning regulations, which have a significant impact on our development strategy. In addition, utilities that purchase our electric energy are subject to federal and state government oversight that regulates a wide scope of their activities, including their right and ability to enter into long-term power purchase agreements and the capital investment of a facility that may be “passed through” to a consumer.

The electric power industry, including the renewable energy segment, has always been highly regulated. We are not aware of any significant regulatory changes that have been adopted recently or that are the subject of introduced legislation or proposed regulations that we believe will have an adverse effect on our business, other than the expiration, on December 31, 2011, of the Department of Treasury Section 1603 Tax Grant Program under the American Recovery and Reinvestment Act of 2009. However, it may become the case that other regulatory approvals will be required for the design, retrofitting and use of our planned power generation facilities. To the extent that there are delays in gaining any such regulatory approval, our development and growth may be materially affected.

Intellectual Property

We do not have any intellectual property, such as patents, know-how or trademarks, that are material to our business. We do not have any licenses, franchises, concessions or royalty agreements.

Employees

As of August 3, 2012, we had five full time employees and one part time employee. There were also approximately four personnel who worked with us as consultants in roles supporting project development operation and construction activities. Our full and part time employees are based out of our executive office in New York and our office in Vermont. None of our employees are members of any labor union, and we consider our labor relationships to be good. We are currently actively seeking a full-time chief financial officer and additional project development personnel.

Properties

We presently maintain our executive offices in leased premises of approximately 2,500 square feet at 90 John Street, 4th Floor, New York, New York. We pay approximately $82,000 for rent per year for these premises. The lease term expired in April 2012 and we are currently occupying the premises on a month-to-month basis. In addition, we have offices in leased premises of approximately 500 square feet at 2 Spring Street, Montpelier, Vermont. We pay approximately $10,200 for rent per year for these premises, and the lease term expires in July 2013.

We also lease a 40 acre parcel of land located at 700-000 Sunkist Drive, Susanville, California, on which our 12.5 megawatt biomass energy power plant is located. We pay approximately $240,000 for rent per year for these premises and the lease term expires on January 30, 2013. We are currently negotiating with the owner of the property to extend the lease term. We also have an option to purchase the Susanville property for a price equal to $84,909.08 per acre reduced by the sum of $5,000 per month of rent paid from November 1, 2011 (which, on January 31, 2013, would equal $75,000) and 50% of all rent payments made prior to November 1, 2011. The total price to purchase the land should we choose to exercise the option is estimated to be approximately $2.5 million.

We also lease a power plant and related property at the former Polaroid manufacturing facility in New Bedford, Massachusetts, that is not currently operating. The lease expires on May 5, 2012 and can be extended at our option for an additional one year term. We are not extending the lease term or exercising the purchase option, and are currently in negotiations with the landlord regarding the final lease payment and the security deposit.

We believe our properties are in good operating condition and adequately serve our current business operations.

Legal Proceedings

We received subpoenas from the SEC on June 28, 2011 and March 28, 2012 requiring us to provide documentation to the SEC and for designated officers to provide testimony to the SEC. The SEC is investigating us and our officers, directors and others regarding compliance or possible violations under certain securities laws, primarily relating to our issuance and sale of unregistered securities, the purchase and sale of our securities and reports and other disclosures that we made to our shareholders and publicly. We have been cooperating with the SEC with respect to its investigation. Our Chief Executive Officer provided testimony to the SEC on the record and we produced documents to the SEC in response to the subpoenas. The SEC has the authority to order a wide scope of remedies against us and any of our officers or directors, any of which could materially and adversely affect us, our ability to issue our securities and the price of, or ability to trade, our common stock. The SEC is continuing its investigation and we cannot provide any assurance of when the SEC investigation will be concluded or the effect of any remedies that the SEC may seek to enforce, if any.

On September 3, 2009, an action titled “Hiscock & Barclay v. Laidlaw” was filed in the New York State Supreme Court, County of Onondaga, relating to a dispute over approximately $140,000 of attorney billings associated with legal services provided in connection with our Ellicottville project prior to 2009. In December 2011, the parties reached an agreement in principle whereby we agreed to pay $60,000 in full satisfaction of the dispute.

On February 6, 2012, we received a statement of claim and demand for arbitration before the American Arbitration Association from Chatsworth Securities LLC, seeking the collection of $615,937.50 in placement fees which Chatsworth Securities alleges it is entitled to pursuant to the terms of a written agreement between the parties dated December 22, 2005. On March 19, 2012, we submitted an answer to the statement of claim and a counterclaim for contractual indemnification seeking an award of our attorneys’ fees and costs, of which Chatsworth answered on March 26, 2012. On June 11, 2012, an arbitrator was assigned to this matter. A report of preliminary hearing and scheduling order was entered on July 12, 2012, pursuant to which the parties were directed to proceed with discovery, and the arbitration hearing was scheduled to commence on November 12, 2012. We believe the claim is without merit and intend to vigorously defend against the claim; however, there can be no assurance that we will prevail in the arbitration.

Other than the above, there is presently no material pending legal proceedings to which we are a party or as to which any of our property is subject, and no such proceedings are known to us to be threatened or contemplated against us.

MANAGEMENT

Set forth below is a list of the names, ages and positions of our directors and executive officers.

Name	Age	Position(s)
Michael B. Bartoszek	44	President and Chief Executive Officer and Director
Louis T. Bravakis	64	Executive Vice President
Theodore Alex Bravakis	28	Vice President of Project Development and Assistant Secretary

Biographies of Directors and Executive Officers

Michael B. Bartoszek has served as a member of our board of directors and as our President and Chief Executive Officer since 2002. Prior to founding Laidlaw Energy Group, Inc. in 2001 and merging it with us in 2002, from 1999 to 2002, Mr. Bartoszek was founder, President and Chief Executive Officer of Laidlaw Energy & Environmental, an entity that owned and operated a natural gas-fueled power plant and related hardwood lumber-related assets until selling those assets in August 2002. Subsequently, Mr. Bartoszek decided to focus exclusively on renewable energy projects and devised our business model of focusing on the conversion of existing power generation assets in order to create biomass energy power plants. Prior to founding Laidlaw Energy Group, Inc. and Laidlaw Energy & Environmental, Mr. Bartoszek spent over 10 years in the securities industry with a number of leading investment firms, including Merrill Lynch, Bear Stearns & Co. and Oppenheimer & Co. and served as President and Chief Executive Officer of W.R. Lazard from 1997 to 1999. In 1995, Mr. Bartoszek founded a successful boutique project finance advisory group at Rickel & Associates, Inc., a broker-dealer, that was engaged in advising independent power companies and other developers of major capital projects in connection with acquisitions and financing. Mr. Bartoszek is also a member of the board of directors of Laidlaw Co-Gen.

Louis T. Bravakis has served as our Executive Vice President since 2006 when he joined us and has over 30 years of experience in the biomass energy field. From 2001 to 2006, Mr. Bravakis worked as a developer and project manager for biomass energy and combined heat and power projects throughout the Northeast, including for Rex Lumber Co., Ethan Allen Furniture, Cowee Forest Products and Columbia Forest Products. In 1986, Mr. Bravakis founded and served as President of Chiptec Wood Energy Systems, Inc., a company that manufactures advanced biomass gasification systems. At the time of his departure in 2000, the company had built and installed over 100 biomass gasification systems. Mr. Bravakis earned a Bachelor’s degree in Economics from Franklin and Marshall College in 1969. Mr. Bravakis is the father of Theodore Alex Bravakis, who is our Vice President of Project Development and Assistant Secretary.

Theodore Alex Bravakis has served as our Vice President of Project Development and Assistant Secretary since November 2009 when he joined us. Mr. Bravakis takes the lead on identifying and analyzing new development opportunities as they become available to us. He also manages and coordinates the involvement of all project contributors. Before joining us in 2009, Mr. Bravakis worked as a construction manager for a small real estate construction and management firm in Brooklyn, New York from 2006 to 2008. In 2008, Mr. Bravakis transitioned into working for Badillo Partners, LLC, a real estate investment firm that specializes in the development and financing of affordable housing projects throughout New York City. Mr. Bravakis earned a Bachelor’s degree from The University of Vermont in Political Science and Economics in 2006. Mr. Bravakis is the son of Louis T. Bravakis, our Executive Vice President.

Board Composition

Our Bylaws provide that the Board of Directors shall consist of at least one member, and that our stockholders shall determine the number of directors from time to time. Each director serves for a term that expires until the next annual meeting of stockholders and until his successor shall have been elected and qualified, or until his earlier resignation, removal from office, or death.

Committees of the Board of Directors

We do not presently have a separately constituted audit committee, compensation committee, nominating committee, executive committee or any other committees of our Board of Directors. Nor do we have an audit committee “financial expert.” As such, our Board of Directors acts as our audit committee and handles matters related to compensation and nominations of directors.

Director Independence

We have not applied to list our common stock on a national securities exchange or an inter-dealer quotation system which has requirements that a majority of our board of directors be independent. However, for purposes of determining independence, we have adopted the provisions of Nasdaq Marketplace Rule 5605. We undertook a review of the composition of our board of directors and the independence of Mr. Bartoszek, our sole director. Based upon information requested from and provided by Mr. Bartoszek concerning his background, employment and affiliations, including family relationships, we have determined that Mr. Bartoszek is not “independent” as that term is defined under Rule 5605(a)(2) of the Nasdaq Marketplace Rules. In making such determination, we considered the relationships that Mr. Bartoszek has with us and all other facts and circumstances we deemed relevant in determining independence, including the beneficial ownership of our securities.

Stockholder Communications with the Board

We have not implemented a formal policy or procedure by which our stockholders can communicate directly with our Board of Directors. Nevertheless, every effort will be made to ensure that the views of stockholders are heard by our Board of Directors, and that appropriate responses are provided to stockholders in a timely manner. During the upcoming year, our Board will continue to monitor whether it would be appropriate to adopt such a process.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more of its executive officers serving as a member of our board of directors or our compensation committee.

Indemnification

We do not maintain directors’ and officers’ liability insurance. Our certificate of incorporation and bylaws include provisions limiting the liability of directors and officers and indemnifying them under certain circumstances. See “Description of Capital Stock — Limitation on liability of directors and indemnification” for further information.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the compensation for services paid in all capacities for the last fiscal year ending December 31, 2011 to Michael B. Bartoszek, our President and Chief Executive Officer. No other executive officer had total compensation exceeding $100,000 for the year ended December 31, 2011.

Name and Principal Position	Year	Salary	Total
Michael B. Bartoszek President and Chief Executive Officer	2011	$200,000	$200,000

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information as of December 31, 2011 concerning unexercised options for each of the named executive officers.

	Option Awards
Name	Number of securities underlying unexercised options exercisable	Number of securities underlying unexercised options unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options	Option exercise price	Option expiration date
Michael B. Bartoszek	75,000,000	—	—	$0.0001	(1)

(1)	These options do not have an expiration date.

Director Compensation

We have one director, Michael B. Bartoszek, who is also our President and Chief Executive Officer. We did not pay him any compensation for his services as a director during the year ended December 31, 2011. Upon and after the expansion of our board of directors, we do not expect to pay our directors who are also our employees any compensation for their services as directors. We anticipate our non-employee directors will initially be compensated with an equity grant to be determined. In addition, all directors will be reimbursed for reasonable out of pocket expenses incurred by them in connection with attending board of directors, committee and shareholder meetings. We reserve the right to change the manner and amount of compensation to our non-employee directors at any time.

Compensation Committee Interlocks and Insider Participation

We do not currently have a compensation committee. During the last completed fiscal year, Michael B. Bartoszek, our sole director and our President and Chief Executive Officer, made all compensation decisions on behalf of our company. During the last fiscal year, none of our executive officers served as a member of the compensation committee or other board committee performing equivalent functions or as a director of any other entity, which other entity had one of its executive officers serving as one of our directors.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Pursuant to an Exchange Agreement between Novus Energy, LLC and our company dated November 18, 2011, as further amended on December 15, 2011, (1) Novus Energy, whose sole member is Mr. Louis T. Bravakis, our Executive Vice President, transferred $220,000 plus its 25% interest in Laidlaw BioPower to us, bringing our interest in the entity up to 75% from 50% in exchange for 1,000,000 shares of Series C preferred stock; and (2) we transferred to Mr. Bravakis a 25% interest in the net income received from all of our power projects developed in lieu of providing salary for his project development services.

On February 17, 2011, we granted to Theodore Alex Bravakis, our Vice President of Project Development, 2,000,000 shares of our common stock for compensatory purposes.

PRINCIPAL STOCKHOLDERS

We have four classes of voting securities outstanding as of August 3, 2012:

•	common stock, par value $0.0001 per share;
•	Series A preferred stock, par value $0.001 per share;
•	Series B preferred stock, par value $0.001 per share; and
•	Series C preferred stock, par value $0.001 per share.

Shareholders of our common stock and shareholders of our preferred stock vote together as a single class.

The following table sets forth certain information with respect to the beneficial ownership of shares of our common stock and preferred stock, as of August 3, 2012, by:

•	each person known to us to beneficially own 5% or more of the outstanding shares of such class of stock;
•	each of our named executive officers and directors; and
•	all of our executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power. In addition, under SEC rules, a person is deemed to be the beneficial owner of securities which may be acquired by such person upon the exercise of options and warrants or the conversion of convertible securities within 60 days from the date on which beneficial ownership is to be determined. Shares of common stock issuable pursuant to the exercise of options or the conversion of preferred stock are deemed outstanding for computing the percentage of the person holding such options or shares of preferred stock but are not outstanding for computing the percentage of any other person. Except as indicated in the other footnotes to this table, to our knowledge, each beneficial owner listed in this table has sole voting and investment power with respect to all shares of stock beneficially owned by that person.

Unless otherwise indicated, the address for each shareholder listed below is c/o Laidlaw Energy Group, Inc., 90 John Street, 4th Floor, New York, NY 10038.

	Common Stock			Series A Preferred Stock		Series B Preferred Stock		Series C Preferred Stock
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percentage of Class Beneficially Owned	Number of Shares Beneficially Owned	Percentage of Class Beneficially Owned	Number of Shares Beneficially Owned	Percentage of Class Beneficially Owned	Number of Shares Beneficially Owned	Percentage of Class Beneficially Owned
Nature Energies, Inc.(1)	336,608,700		—	—	—	336.6087	77.0%	—	—
NZ Legacy, LLC(2)	98,173,910		—	—	—	98.17391	23.0%	—	—
Michael B. Bartoszek	4,140,159,617	(3)	64.25%	1,000,000	100.0%	—	—	—	—
Louis T. Bravakis	799,552,230	(4)	24.61%	—	—	—	—	1,000,000	100.0%
All directors and executive officers as a group (three persons)	4,941,971,422	(5)	68.30%	1,000,000	100.0%	—	—	1,000,000	100.0%

*	Less than 1%
(1)	The address of Nature Energies, Inc. is P.O. Box 490550, Blaine, Minnesota 55449. Upon information and belief, voting and investment control of Nature Energies is held by Olivier Duguet, through his direct and indirect majority interest in Hanalei Renouvelables SAS. Nature Energies, Inc. has the right to acquire up to 336,608,700 shares of our common stock upon the conversion of the 336.6087 shares of Series B preferred stock that it beneficially owns, subject to certain restrictions as set forth in our certificate of incorporation, as amended. The registration statement of which this prospectus forms a part relates to our agreement to file a registration statement for the resale of the shares of our common stock underlying our Series B preferred stock by April 30, 2012 and require the effective date for such registration statement to be not later than July 30, 2012. As we were unable to cause the registration statement to be declared effective by July 30, 2012, we are required, upon demand of the selling stockholders, to repurchase shares of our Series B preferred stock at a value of $0.0046 per share of common stock for an amount equal to $18,750 per week after such July 30, 2012 deadline.
(2)	The address of NZ Legacy, LLC is 3514 E. Presidio Circle, Mesa, Arizona 85213. Upon information and belief, voting and investment control of NZ Legacy is held by Robert Worsley. NZ Legacy, LLC has the right to acquire up to 98,173,910 shares of our common stock upon the conversion of the 98.17391 shares of Series B preferred stock that it beneficially owns, subject to certain restrictions as set forth in our certificate of incorporation, as amended. The registration statement of which this prospectus forms a part relates to our agreement to file a registration statement for the resale of the shares of our common stock underlying our Series B preferred stock by April 30, 2012 and require the effective date for such registration statement to be not later than July 30, 2012. As we were unable to cause the registration statement to be declared effective by July 30, 2012, we are required, upon demand of the selling stockholders, to repurchase shares of our Series B preferred stock at a value of $0.0046 per share of common stock for an amount equal to $18,750 per week after such July 30, 2012 deadline.
(3)	Includes (i) 7,496,979 shares of common stock owned by Laidlaw Energy Holdings, LLC, which shares may be deemed beneficially owned by Mr. Bartoszek, as its sole member, (ii) 75,000,000 shares of common stock underlying outstanding options, which Mr. Bartoszek has the right to exercise at any time and (iii) 3,911,966,375 shares of common stock which Mr. Bartoszek has the right to acquire at any time upon the conversion in full of the 1,000,000 shares of Series A preferred stock that he beneficially owns. Pursuant to our certificate of incorporation, as amended, the Series A preferred stock is convertible into a number of shares of common stock equal to 51% of the total issued and outstanding shares of common stock plus the total number of shares of common stock issuable upon conversion of any outstanding convertible securities convertible as of the conversion date.
(4)	Includes (i) 25,000,000 shares of common stock underlying outstanding options, which Mr. Bravakis has the right to exercise at any time and (ii) 767,052,230 shares of common stock which Mr. Bravakis has the right to acquire at any time upon the conversion in full of the 1,000,000 shares of Series C preferred stock that he beneficially owns. Pursuant to our certificate of incorporation, as amended, the Series C preferred stock is convertible into a number of shares of common stock equal to 10% of the total issued and outstanding shares of common stock plus the total number of shares of common stock issuable upon conversion of any outstanding convertible securities convertible as of the conversion date.
(5)	Includes (i) 100,000,000 shares of common stock, which may be issued upon exercise in full of the outstanding options that are beneficially owned by the applicable executive officers and directors, (ii) 4,679,018,605 shares of common stock, which may be issued upon conversion in full of the outstanding Series A preferred stock and Series C preferred stock that are beneficially owned by the applicable executive officers and directors and (iii) 7,496,979 shares of common stock owned by Laidlaw Energy Holdings, LLC, which shares may be deemed beneficially owned by Mr. Bartoszek, as its sole member.

DESCRIPTION OF CAPITAL STOCK

General

The following summary describes the material terms of our capital stock. However, you should refer to the actual terms of the capital stock contained in our certificate of incorporation, as amended, our amended and restated bylaws, and applicable law. A copy of our certificate of incorporation, as amended, and our amended and restated bylaws are filed as exhibits to the registration statement of which this prospectus forms a part.

We have two classes of capital stock, common stock, par value $0.0001 per share, and preferred stock, par value $0.001 per share, of which there are three classes, Series A preferred stock, Series B preferred stock and Series C preferred stock. As of August 3, 2012, we have authorized 9.0 billion shares of common stock, of which 2,456,721,088 shares are issued and outstanding, 1.0 million shares of Series A preferred stock, all of which are issued and outstanding, 400.0 million shares of Series B preferred stock, of which 434.78261 are issued and outstanding, and 1.0 million shares of Series C preferred stock, all of which are issued and outstanding.

Common Stock

The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders.

The holders of our common stock are entitled to receive dividends, as, if and when declared by our board of directors, out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends.

In the event of our liquidation, dissolution or winding up, the holders of our common stock shall only be entitled to a distribution of assets after payment in full of the liquidation values to the holders of our Series A preferred stock, Series B preferred stock and Series C preferred stock, and then ratably per share with the holders of the Series B preferred stock on an as-converted basis.

The holders of our common stock do not have preemptive, subscription, redemption or conversion rights.

Series A Preferred Stock

The holder of our Series A preferred stock is entitled to the number of votes, collectively, equal to the number of shares of common stock into which such stock is convertible at the time the holders of record are determined for such vote, on all matters submitted to a vote of shareholders.

The holder of our Series A preferred stock does not have any right to receive dividends.

Our Series A preferred stock is convertible, at the option of the holder at any time, into a number of shares of common stock, collectively, equal to 51% of the total issued and outstanding shares of common stock plus the total number of shares of common stock issuable upon conversion of any outstanding convertible securities convertible as of the conversion date.

Our Series A preferred stock has a liquidation value of $0.247562 per share. In the event of our liquidation, dissolution or winding up, the holders of our Series A preferred stock and Series C preferred stock shall be entitled to receive out of our assets an amount per share equal to their respective liquidation value, before any payment shall be made or any assets distributed to the holders of our common stock, our Series B preferred stock or any other classes or series of our capital stock hereafter issued by us. The liquidation rights of the holders of our Series A preferred stock shall rank pari passu with the liquidation rights of the holders of our Series C preferred stock.

Series B Preferred Stock

The holders of our Series B preferred stock are entitled to the number of votes, collectively, equal to the number of shares of common stock into which such stock is convertible at the time the holders of record are determined for such vote, on all matters submitted to a vote of shareholders.

Each share of our Series B preferred stock, until such time if any as it is converted into shares of our common stock in accordance with our certificate of incorporation, as amended, shall be entitled to receive all dividends and other distributions payable on account of the common stock, as if such share of Series B preferred stock were converted immediately prior to the record date of such dividend or distribution.

Subject to certain limitations as set forth in our certificate of incorporation, as amended, the holder of a share of our Series B preferred stock may convert such share into 1.0 million shares of our common stock. No holder of Series B preferred stock may convert to common stock more than that number of shares of Series B preferred stock that would result in shares of common stock having an aggregate value of $37,500 per week determined on a cumulative basis, such amount computed based on the five day moving average of the closing last trade price of shares of common stock as quoted on otcmarkets.com or any such national securities exchange if our common stock is listed on such an exchange, and each holder of Series B preferred stock shall be prohibited from converting any amount of Series B preferred stock in excess of that amount permitted in this paragraph.

Our Series B preferred stock has a liquidation value per share equal to the quotient obtained by dividing $100 by the number of shares of Series B preferred stock that are issued and outstanding upon the date of liquidation. In the event of our liquidation, dissolution or winding up, the holders of our Series B preferred stock shall be entitled to receive out of our assets an amount per share equal to the liquidation value thereof, before any payment shall be made or any assets distributed to the holders of our common stock or any other classes or series of our capital stock hereafter issued by us, other than to the holders of our Series A preferred stock and Series C preferred stock. All of our assets available for distribution to shareholders after the liquidation value of our Series A preferred stock, Series B preferred stock and Series C preferred stock have been paid in full to the respective holders of such preferred stock, shall be distributed ratably per share among the holders of our common stock and Series B preferred stock, on an as-converted basis, in accordance with our certificate of incorporation, as amended.

The registration statement of which this prospectus forms a part relates to our agreement to file a registration statement for the resale of the shares of our common stock underlying our Series B preferred stock by April 30, 2012 and require the effective date for such registration statement to be not later than July 30, 2012. As we were unable to cause the registration statement to be declared effective by July 30, 2012, we are required, upon demand of the selling stockholders, to repurchase shares of our Series B preferred stock at a value of $0.0046 per share of common stock for an amount equal to $18,750 per week after such July 30, 2012 deadline.

Series C Preferred Stock

The holder of our Series C preferred stock is entitled to the number of votes, collectively, equal to the number of shares of common stock into which such stock is convertible at the time the holders of record are determined for such vote, on all matters submitted to a vote of shareholders.

The holder of our Series C preferred stock does not have any right to receive dividends.

Our Series C preferred stock is convertible, at the option of the holder at any time, into a number of shares of common stock, collectively, equal to 10% of the total issued and outstanding shares of common stock plus the total number of shares of common stock issuable upon conversion of any outstanding convertible securities convertible as of the conversion date.

Our Series C preferred stock has a liquidation value of $0.03126 per share. In the event of our liquidation, dissolution or winding up, the holders of our Series A preferred stock and Series C preferred stock shall be entitled to receive out of our assets an amount per share equal to their respective liquidation value, before any payment shall be made or any assets distributed to the holders of our common stock, our Series B preferred stock or any other classes or series of our capital stock hereafter issued by us. The liquidation rights of the holders of our Series A preferred stock shall rank pari passu with the liquidation rights of the holders of our Series C preferred stock.

Voting

The holders of our common stock and preferred stock vote together as a single class. Generally, except for the election of directors, at any meeting duly called and held at which a quorum is present, all matters to be voted on by our shareholders must be approved by a majority of the votes cast at such meeting by the holders of outstanding shares of our common stock and preferred stock entitled to vote thereon who are present in person or by proxy. At any meeting duly called and held for the election of directors at which a quorum is present, directors shall be elected by a plurality of the votes cast by the holders of our shares entitled to elect such directors.

Amendments to our certificate of incorporation, as amended, that would alter or change the powers, preferences or special rights of our preferred stock so as to affect adversely the rights of the holders of such preferred stock must be approved by written consent or affirmative vote of the holders of at least a majority of the then outstanding aggregate number of shares of such adversely affected preferred stock, given in writing or by vote at a meeting, consenting or voting, as the case may be, separately as a class.

Anti-Takeover Provisions

Each share of Series B preferred stock is convertible automatically into common stock in accordance with our certificate of incorporation, as amended, immediately prior to the effectiveness of any merger or consolidation pursuant to which we are not the surviving entity.

In addition, holders of our Series A preferred stock and Series C preferred stock may convert such shares into common stock at their option at any time. See “— Series A Preferred Stock” and “— Series C Preferred Stock.”

A consolidation or a merger with or into any other entity in which we are not the surviving entity, a sale, conveyance, lease, exchange or transfer of all, or substantially all, of our assets for cash, securities or other property to any person or persons or our dissolution or winding up shall be deemed to be a liquidation, dissolution or winding up, which would entitle the holders of our preferred stock the liquidation value of their shares.

Charter and Bylaws Anti-Takeover Provisions

Our amended and restated bylaws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a meeting. However, our amended and restated bylaws may have the effect of precluding the conduct of that item of business at a meeting if the proper procedures are not followed. These provisions may discourage or deter a potential third party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of our company.

The foregoing provisions of our amended and restated bylaws and the Delaware General Corporation Law may have the effect of deterring or discouraging hostile takeovers or delaying changes in control of the company.

Limitation on Liability and Indemnification of Directors and Officers

Our certificate of incorporation, as amended, eliminates our directors’ liability for any breach of duty in such capacity except that such personal liability if a judgment or other final adjudication adverse to such director establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled or that his or her acts violated Section 719 of the New York Business Corporation Law

Our amended and restated by-laws provide that we shall indemnify every person made or threatened to be made a party to an action or proceeding by reason of the fact that that person is or was a director or officer of our company or that person, being or having been a director or officer of our company, served any other corporation in any capacity at our request, in the manner and to the extent provided by the Business Corporation Law of the State of New York; and we may indemnify every person made or threatened to be made a party to an action or proceeding by reason of the fact that that person is or was an employee of our company in a capacity other than as an officer of our company, or that person being or having been such an employee, served any other company in any capacity at our request, in the same manner and to the same extent as persons are to be indemnified as set forth above by reason of having been directors or officers of the Corporation or having served any other company as described above. The provision regarding indemnification of our directors and officers in our amended and restated by-laws will generally not limit liability under state or federal securities laws.

We may also, subject to certain limitations, pay or reimburse reasonable expenses in advance of the final disposition of any proceeding subject to indemnification.

The limitation of liability and indemnification provisions in our certificate of incorporation, as amended, and amended and restated by-laws, may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Transfer Agent and Registrar

Our transfer agent for our common stock is American Registrar and Transfer Co.

SELLING STOCKHOLDERS

This prospectus relates to the registration of 434,782,610 shares of our common stock on behalf of the selling stockholders named herein.

The shares listed below represent shares of our common stock that may be issued upon the conversion, for no consideration and from time to time at the discretion of the selling stockholders, of outstanding shares of Series B preferred stock. The selling stockholders each received the shares of Series B preferred stock in connection with our acquisition of the Susanville facility. See “Business — Current Projects — Susanville, California” for more information on the issuance of the shares of Series B preferred stock.

The shares of common stock may be sold at a price between $0.0001 and $0.015, until our common stock is listed or quoted on a national securities exchange and thereafter, in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices.

We believe, based on information supplied by the following persons, that the persons named in the table have sole voting and investment power with respect to all shares of common stock which they beneficially own. The last column of the table assumes the sale of all of our shares offered by this prospectus. The registration of the offered shares does not mean that any or all of the selling stockholders will offer or sell any of these shares. Except as relates to our acquisition of the Susanville facility, there is not nor has there been a material relationship between us and any of the selling stockholders within the past three years.

	Number of Shares Beneficially Owned		Common Stock Offered by Selling Stockholder		Shares Beneficially Owned After Offering
Name of Selling Stockholder					Number	Percent
Nature Energies, Inc.	336,608,700	(1)	336,608,700	(1)	—	—
NZ Legacy, LLC	98,173,910	(2)	98,173,910	(2)	—	—

(1)	Represents shares of common stock issuable upon the conversion, for no consideration, of an aggregate of 336.6087 shares of our Series B preferred stock.
(2)	Represents shares of common stock issuable upon the conversion, for no consideration, of an aggregate of 98.17391 shares of our Series B preferred stock.

PLAN OF DISTRIBUTION

We are registering the shares of common stock issued to the selling stockholders to permit the resale of these shares of common stock by the holders of the shares of common stock from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock excluding any printing expenses (including, without limitation, expenses of printing certificates for the shares and of printing prospectuses), messenger, telephone and delivery expenses, Blue Sky fees or costs (including, without limitation, fees and disbursements of our counsel in connection therewith), underwriting discounts and selling commissions and all legal fees and expenses of legal counsel for any selling stockholder.

The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents; provided, that pursuant to the terms and conditions of certain agreements between us and Nature Energies, Inc. and NZ Legacy, LLC (f/k/a Renegy Susanville, LLC), and the provisions of our certificate of incorporation, as amended, selling stockholders shall not during any week on a cumulative basis sell more shares of common stock that, in the aggregate, has an aggregate market value of $37,500, such amount computed based on the per share price of the shares of common stock on the five day moving average of the closing last trade price of shares of common stock as quoted on otcmarkets.com or any such national securities exchange if our shares of common stock are listed on such an exchange. The permitted number of shares of common stock that the selling stockholders may sell during any week is computed on a cumulative basis. Accordingly, any shares of common stock permitted to be sold by the selling stockholders during any week that are not sold during such week, may be sold at any time after the end of such week. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold at a price between $0.0001 and $0.015, until our common stock is listed or quoted on a national securities exchange and thereafter, in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be affected in transactions, which may involve crosses or block transactions. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;
•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
•	through the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, as permitted by that rule, or Section 4(1) under the Securities Act, if available, rather than under this prospectus, provided that they meet the criteria and comply with the requirements of those provisions.

Broker dealers engaged by the selling stockholders may arrange for other broker dealers to participate in sales. If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal. Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with NASD Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASD IM-2440.

In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and if such short sale shall take place after the date that the registration statement of which this prospectus forms a part is declared effective by the Commission, the selling stockholders may deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares, to the extent permitted by applicable law. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the selling stockholders have been advised that they may not use shares registered pursuant to the on this registration statement of which this prospectus forms a part to cover short sales of our common stock made prior to the date the registration statement, of which this prospectus forms a part, has been declared effective by the SEC.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer or agents participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act in connection with such sales. In such event, any commissions paid, or any discounts or concessions allowed to, any such broker-dealer or agent and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Selling Stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Each selling stockholder has informed the Company that it is not a registered broker-dealer and does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. Upon the Company being notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

Each selling stockholder and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholder and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, including, without limitation, Securities and Exchange Commission filing fees; provided, however, that each selling stockholder will pay all underwriting discounts and selling commissions, if any, and any legal expenses incurred by it and their pro rata share of all printing expenses (including, without limitation, expenses of printing certificates for Registrable Securities and of printing prospectuses), messenger, telephone and delivery expenses, expenses of compliance with state securities or “blue sky” laws (including, without limitation, fees and disbursements of counsel for the Company in connection therewith). We will indemnify the selling stockholders against certain liabilities, including some liabilities under the Securities Act, in accordance with a registration rights agreement, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholders specifically for use in this prospectus or permitted by us to be used in this prospectus, in accordance with the related registration rights agreements, or we may be entitled to contribution.

LEGAL MATTERS

The validity of the shares of common stock covered by this prospectus will be passed upon by Herrick, Feinstein LLP, New York, New York.

EXPERTS

The financial statements included in this prospectus have been so included in reliance on the report of Marcum LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC under the Securities Act, a registration statement on Form S-1 relating to the common stock to be sold in this offering. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and our capital stock. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information about us and our common stock, you should refer to the registration statement, including the exhibits and schedules thereto. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference. You may inspect a copy of the registration statement and the exhibits and schedules thereto without charge at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of the registration statement from such office at prescribed rates. You may also obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet website, which is located at http://www.sec.gov, that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. You may access the registration statement, of which this prospectus is a part, at the SEC’s Internet website.

INDEX TO FINANCIAL STATEMENTS

Laidlaw Energy Group, Inc. & Subsidiaries

Consolidated Financial Statements

Page
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of December 31, 2011 and 2010	F-3
Consolidated Statements of Operations for the Years Ended December 31, 2011 and 2010	F-4
Consolidated Statements of Changes in Redeemable Preferred Stock and Stockholders’ Equity for the Years Ended December 31, 2011 and 2010	F-5
Consolidated Statements of Cash Flows for the Years Ended December 31, 2011 and 2010	F-6
Notes to Consolidated Financial Statements	F-7
Condensed Consolidated Balance Sheets as of March 31, 2012 (unaudited) and December 31, 2011	F-20
Condensed Consolidated Statements of Operations for the Three Months Ended March 31, 2012 and 2011 (unaudited)	F-21
Condensed Consolidated Statements of Changes in Redeemable Preferred Stock and Stockholders’ Equity for the Three Months Ended March 31, 2012 (unaudited)	F-22
Condensed Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2012 and 2011 (unaudited)	F-23
Notes to Condensed Consolidated Financial Statements (unaudited)	F-24

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
and Stockholders of Laidlaw Energy Group, Inc. & Subsidiaries

We have audited the accompanying consolidated balance sheets of Laidlaw Energy Group, Inc. & Subsidiaries (the “Company”) as of December 31, 2011 and 2010, and the related consolidated statements of operations, changes in redeemable preferred stock and stockholders’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Laidlaw Energy Group, Inc. & Subsidiaries, as of December 31, 2011 and 2010, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully discussed in Note 2 to the consolidated financial statements, the Company needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Marcum LLP

Marcum LLP
New York, NY
April 30, 2012

Laidlaw Energy Group, Inc. & Subsidiaries

Consolidated Balance Sheets

	December 31,
	2011	2010
Assets
Current Assets:
Cash and cash equivalents	$1,197,563	$745,140
Accounts receivable	—	1,806,000
Prepaid expenses and other current assets	55,000	—
Total Current Assets	1,252,563	2,551,140
Idle property and equipment	452,403	—
Other assets	12,240	11,390
Total Assets	$1,717,206	$2,562,530
Liabilities, Temporary Equity and Stockholders’ Equity
Current Liabilities:
Accounts payable and accrued expenses	$491,442	$327,393
Other liabilities	10,000	232,500
Total Liabilities	501,442	559,893
Redeemable preferred stock, par value $0.001, Series B convertible preferred stock, 108.69565 shares outstanding and subject to redemption at December 31, 2011; Liquidation Preference of $25	$53,750	$—
Commitments and contingencies	—	—
Stockholders’ Equity:
Convertible preferred stock, $0.001 par value; voting (see Note 6)
Series A – 1,000,000 shares authorized, issued and outstanding at December 31, 2011 and 2010, liquidation preference $247,562	1,000	1,000
Series B – 400,000,000 shares authorized, 326.08696 shares outstanding and not subject to redemption at December 31, 2011; none authorized at December 31, 2010; liquidation preference $75	—	—
Series C – 1,000,000 shares authorized, issued and outstanding at December 31, 2011; none authorized at December 31, 2010; liquidation preference $31,260	1,000	—
Common stock, $0.0001 par value; 9,000,000,000 shares authorized; 2,456,721,088 and 2,454,721,088 shares issued and outstanding at December 31, 2011 and 2010, respectively (see Note 6)	245,672	245,472
Additional paid-in capital	2,241,936	1,851,886
Accumulated deficit	(1,327,594)	(95,721)
Total Stockholders’ Equity	1,162,014	2,002,637
Total Liabilities, Temporary Equity and Stockholders’ Equity	$1,717,206	$2,562,530

See Notes to Consolidated Financial Statements

Laidlaw Energy Group, Inc. & Subsidiaries

Consolidated Statements of Operations

	For The Years Ended December 31,
	2011	2010
Management fee revenues	$—	$106,251
Cost of revenues	—	14,267
Gross Profit	—	91,984
Gain on sale of equity investment	—	2,756,000
Income Before Operating Expenses	—	2,847,984
Operating Expenses
Selling, general and administrative expenses	1,231,873	980,199
Total Operating Expenses	1,231,873	980,199
(Loss) Income From Operations	(1,231,873)	1,867,785
Other Income
Interest income	—	2,046
Other income	—	107,570
Total Other Income	—	109,616
Net (Loss) Income	$(1,231,873)	$1,977,401
(Loss) Earnings Per Common Share:
– Basic	$(0.00)	$0.00
– Diluted	$(0.00)	$0.00
Weighted Average Number of Common Shares Outstanding:
– Basic	2,556,463,554	2,527,226,164
– Diluted	2,556,463,554	6,318,065,411

See Notes to Consolidated Financial Statements

Laidlaw Energy Group, Inc. & Subsidiaries

Consolidated Statements of Changes in Redeemable Preferred Stock and Stockholders' Equity
For The Years Ended December 31, 2011 and 2010

	Series B Redeemable Convertible Preferred Stock		Series A Convertible Preferred Stock		Series B Convertible Preferred Stock		Series C Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance – December 31, 2009	—	$—	1,000,000	$1,000	—	$—	—	$—	2,297,071,225	$229,707	$1,642,651	$(2,073,122)	$(199,764)
Common stock issued to investors for cash	—	—	—	—	—	—	—	—	82,649,863	8,265	91,735	—	100,000
Common stock issued pursuant to stock option exercise	—	—	—	—	—	—	—	—	75,000,000	7,500	—	—	7,500
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	117,500	—	117,500
Net income	—	—	—	—	—	—	—	—	—	—	—	1,977,401	1,977,401
Balance – December 31, 2010	—	$—	1,000,000	$1,000	—	$—	—	$—	2,454,721,088	$245,472	$1,851,886	$(95,721)	$2,002,637
Common stock issued to employee	—	—	—	—	—	—	—	—	2,000,000	200	9,800	—	10,000
Preferred stock issued as consideration for idle property and equipment	109	53,750	—	—	326	—	—	—	—	—	161,250	—	161,250
Preferred stock issued to employee for cash	—	—	—	—	—	—	1,000,000	1,000	—	—	219,000	—	220,000
Net loss	—	—	—	—	—	—	—	—	—	—	—	(1,231,873)	(1,231,873)
Balance – December 31, 2011	109	$53,750	1,000,000	$1,000	326	$—	1,000,000	$1,000	2,456,721,088	$245,672	$2,241,936	$(1,327,594)	$1,162,014

Laidlaw Energy Group, Inc. & Subsidiaries

Consolidated Statements of Cash Flows

	For The Years Ended December 31,
	2011	2010
Cash Flows From Operating Activities
Net (loss) income	$(1,231,873)	$1,977,401
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Stock-based compensation	10,000	117,500
Gain on sale of equity investment	—	(2,756,000)
Changes in operating assets and liabilities:
Accounts receivable	—	186,466
Prepaid expenses and other current assets	(55,000)	—
Other assets	(850)	—
Accounts payable and accrued expenses	119,362	(20,768)
Other liabilities	(222,500)	(517,500)
Total Adjustments	(148,988)	(2,990,302)
Net Cash Used In Operating Activities	(1,380,861)	(1,012,901)
Cash Flows From Investing Activities
Proceeds from sale of equity investment	1,806,000	950,000
Idle property and equipment acquired for cash	(192,716)	—
Net Cash Provided By Investing Activities	1,613,284	950,000
Cash Flows From Financing Activities
Proceeds from issuance of common stock	—	100,000
Proceeds from issuance of preferred stock	220,000	—
Proceeds from option exercise	—	7,500
Net Cash Provided by Financing Activities	220,000	107,500
Net Increase In Cash And Cash Equivalents	452,423	44,599
Cash And Cash Equivalents – Beginning	745,140	700,541
Cash And Cash Equivalents – Ending	$1,197,563	$745,140
Supplemental Disclosure of Cash Flow Information:
Non-cash financing activities:
Preferred stock issued for idle property and equipment	$215,000	$—
Accrued expenditures related to idle property and equipment	$44,687	$—

LAIDLAW ENERGY GROUP, INC. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — BUSINESS ORGANIZATION AND NATURE OF OPERATIONS

Laidlaw Energy Group, Inc. (“Laidlaw” or the “Company”) is engaged in the development and management of renewable energy facilities that produce electricity and/or thermal energy for commercial and industrial purposes from sustainable biomass sources, other renewable fuel sources or combined cycle natural gas. The business was founded in 2002. The Company’s particular emphasis is on biomass power generation, which is the production of electricity and heat as a result of converting trees, plants or other similar organic sources into energy. Laidlaw’s business objective is to build and manage a profitable portfolio of renewable energy facilities through development, acquisition, joint venture, equity investments, conversion of existing facilities, and through partnering with manufacturing businesses that have significant energy needs. The Company may generate revenues from management fees, the sale of power, or through the sale of its developed facilities, its joint venture interests or its equity investments. In so doing, Laidlaw intends to become a leading provider of biomass power in the United States. Laidlaw is subject to numerous federal, state and local laws and regulations that govern environmental protection.

Laidlaw was organized on April 2, 1993 as a New York corporation under the name Multiair Comfort Corp. On August 4, 1995, the Company changed its name to Poly Eko Systems, Inc. On August 14, 2002, the Company concluded a “reverse” merger with Laidlaw Energy Group, Inc. in which the Company was the surviving corporation. The Company then changed its name to Laidlaw Energy Group, Inc. The Company has or had (1) two inactive wholly owned subsidiaries, Laidlaw Capital Management, Inc. and Laidlaw Berlin, LLC; (2) a now 75% ownership interest in Laidlaw BioPower, LLC (“Laidlaw BioPower”), which is the entity through which the Company formerly had a 50% interest in Laidlaw Berlin BioPower, LLC (“Laidlaw Berlin”; see Note 4 — Investments); (3) a 37.5% interest in Homeland Laidlaw Energy, LLC which resulted in 2010 revenues in the form of management fees, but was dissolved by mutual agreement of the members during 2010. During 2009, operations were de minimis and there were no operations in 2010 up to the date of dissolution; and (4) a 22.5% interest in Laidlaw Co-Gen, Inc. (“Co-Gen”; see Note 4 — Investments). On March 9, 2011, the Company formed Laidlaw New Bedford Biopower, LLC, of which Laidlaw is the sole member (“New Bedford”; see Note 11). On November 10, 2011, the Company acquired a new wholly owned subsidiary, whose name was changed to Laidlaw Susanville BioPower, LLC (“Susanville”; see Note 5).

NOTE 2 — GOING CONCERN AND MANAGEMENT’S PLANS

Prior to 2010, the Company sustained recurring operating losses and the Company had an accumulated deficit of $2,073,122 as of December 31, 2009. During 2010, the Company sold an equity investment and received proceeds of $1,806,000 and $950,000 in 2011 and 2010, respectively. As of December 31, 2011, Laidlaw had a cash balance of $1,197,563 and working capital of $751,121. The Company did not generate any revenues and incurred net losses of $1,231,873 during the year ended December 31, 2011. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

The Company’s future capital requirements are expected to be driven by the development activities in existing and new projects until such time that they become self-sufficient or there is a liquidity event. In addition to the Company’s general overhead expenses, the Company is projecting that it will require average monthly funding of approximately $25,000 and $2,500 associated with its Susanville (see Note 5) and Ellicottville projects (see Note 4), plus contractual one-time funding of $25,000 associated with the balance of the April 2012 lease payment for the New Bedford facility (see Note 11), approximately $2.5 million in January 2013 if the Company elects to exercise its option to purchase the Susanville property (see Note 5), plus approximately $10 million to refurbish Susanville’s critical power generation assets. Management’s plans include raising additional funds through public or private debt, equity or project financing to fund its capital requirements and ongoing operations. However, there can be no assurance the Company will be successful in these efforts. If the Company is unable to raise sufficient additional funds, the Company might (1) forego investment opportunities; (2) initiate cost reduction measures; (3) seek extensions of scheduled payment obligations; or (4) sell assets.

LAIDLAW ENERGY GROUP, INC. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — GOING CONCERN AND MANAGEMENT’S PLANS  – (continued)

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate the continuation of the Company as a going concern and the realization of assets and satisfaction of liabilities in the normal course of business. The carrying amounts of assets and liabilities presented in the financial statements do not necessarily purport to represent realizable or settlement values. The consolidated financial statements do not include any adjustment that might result from the outcome of this uncertainty.

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Company uses the accrual basis of accounting and the financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and are presented in U.S. dollars. The Company has adopted a December 31 fiscal year end. The Company’s majority and wholly-owned subsidiaries are managed as a single business and a single segment.

Principles of Consolidation

The balance sheets, results of operations and cash flows of the Company and its wholly-owned subsidiaries have been included in its consolidated financial statements. All intercompany accounts and transactions have been eliminated.

Equity Investments

Equity investments of less than 20% ownership are accounted for using the cost method of accounting, equity investments of 20% to 50% ownership are accounted for using the equity method of accounting and equity investments of greater than 50% ownership are consolidated within the financial statements of the Company, as appropriate. All material intercompany accounts and transactions of consolidated subsidiaries are eliminated in consolidation.

Use of Estimates

Preparation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and related contingent liabilities. The Company’s significant estimates include the allowance related to the receivable, the recoverability of long lived assets, the valuation allowance related to deferred tax assets and the stock-based compensation assumptions. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less at purchase to be cash equivalents. For the purpose of financial statement presentation, the Company includes cash on deposit, money market funds, and amounts held by brokers in cash accounts as cash.

Accounts Receivable

Accounts receivable represents uncollected proceeds from the sale of an investment. The Company maintains an allowance for doubtful accounts for estimated uncollectible accounts receivable, if any. The allowance is based on the Company’s assessment of known delinquent accounts, the aging of accounts receivable and specific knowledge of counterparties. The Company re-evaluates its allowance on a regular basis and adjusts its reserves as needed. There is no allowance at December 31, 2011 and 2010.

Concentration of Credit Risk

As of December 31, 2011 and 2010, all of the Company’s cash and cash equivalents were deposited with financial institutions in the United States. At December 31, 2011, the Company had cash on deposit that was approximately $956,000 in excess of federally insured limits of $250,000. As of December 31, 2010, the Company had one significant counterparty located in the United States that represented 100% of its accounts receivable balance.

LAIDLAW ENERGY GROUP, INC. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Revenue Recognition

The Company has generated, and may generate, revenues from management fees, the sale of power, or through the sale of our interest in facilities, its joint venture interests or its equity investments. The Company earns management or development fees from development projects which are recognized as the services are performed. The Company considers amounts to be earned once evidence of an arrangement has been obtained, services have been rendered, fees are fixed or determinable, and collectability is reasonably assured.

Property and Equipment

Property and equipment is recorded at cost. The cost of additions and substantial betterments to property and equipment are capitalized. Depreciation and amortization are computed on a straight-line basis over the estimated useful lives of the assets. Expenditures for maintenance and repairs are charged to operations as incurred.

Impairment of Long-Lived Assets

The Company reviews the carrying value of long-lived assets for impairment at least annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of long-lived assets is measured by comparing the carrying amount of the asset or asset group to the undiscounted cash flows that the asset or asset group is expected to generate. If the undiscounted cash flows of such assets are less than the carrying amount, the impairment to be recognized is measured by the amount by which the carrying amount of the property, if any, exceeds its fair market value.

Income Taxes

The Company records the tax effects of all transactions that have been reported in its financial statements. This includes tax effects that are taxable or deductible in the current reporting period, as well as tax effects that will lead to taxable income or tax deductions in future periods. Income taxes are accounted for using the asset/liability method. At each balance-sheet date, a current tax asset or liability is recorded, representing income taxes currently refundable or payable. Deferred tax assets and liabilities are also recorded, representing the tax effects of temporary book-tax differences, which will become payable or refundable in future periods. Deferred tax assets arise principally from net operating losses and capital losses available for carryforward against future years’ taxable income. Under the asset/liability method, the income tax provision is the result of the change in these current and deferred tax accounts from period to period, plus or minus tax payments made or refunds received during the year. A valuation allowance is recognized against deferred tax assets if, based on the weight of available evidence, it is more likely than not (i.e., greater than 50% probability) that some portion or all of the deferred tax asset will not be realized.

The Company follows Accounting Standards Codification (“ASC”) 740 rules governing uncertain tax positions which provide guidance for recognition and measurement. This prescribes a threshold condition that a tax position must meet for any of the benefits of the uncertain tax position to be recognized in the financial statements. It also provides accounting guidance on derecognition, classification and disclosure of these uncertain tax positions.

Interest costs and penalties related to income taxes are classified as interest expense and selling, general and administrative costs, respectively, in the Company’s financial statements. For the years ended December 31, 2011 and 2010, the Company did not recognize any interest or penalty expense related to income taxes.

Preferred Stock

The Company accounts for its preferred stock in accordance with the guidance enumerated in ASC 480 “Distinguishing Liabilities from Equity.” Preferred stock subject to mandatory redemption, if any, are classified as liability instruments and are measured at fair value. Conditionally redeemable preferred shares, including preferred shares that feature redemption rights that are either within the control of the holder or

LAIDLAW ENERGY GROUP, INC. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

subject to redemption upon the occurrence of uncertain events not solely within the Company’s control, are classified as temporary equity. At all other times, preferred shares are classified as stockholders’ equity. The Company’s Series B preferred stock feature certain redemption rights that are considered by the Company to be outside of the Company’s control. Accordingly, a portion of the Series B Convertible Preferred Stock is presented as temporary equity in the mezzanine section of the Company’s balance sheets.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable, and accrued expenses. The carrying amount of these financial instruments approximates fair value due either to length of maturity or interest rates that approximate prevailing market rates unless otherwise disclosed in these financial statements.

The Company determines the fair value of its assets and liabilities based on the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value maximize the use of observable inputs and minimize the use of unobservable inputs. The Company uses a fair value hierarchy with three levels of inputs, of which the first two are considered observable and the last unobservable, to measure fair value:

•	Level 1 — Quoted prices in active markets for identical assets or liabilities.
•	Level 2 — Inputs, other than Level 1, that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
•	Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

As of December 31, 2011 and 2010, all financial instruments were measured at fair value using Level 1 inputs.

Stock-Based Compensation

The Company measures the cost of services received in exchange for an award of equity instruments based on the fair value of the award. Employee and director awards are measured on the grant date. The fair value amount is then recognized over the period during which services are required to be provided in exchange for the award, usually the vesting period. The Company’s policy is to issue new shares of common stock in order to meet any stock-based compensation award requirements.

Earnings (Loss) Per Share

Basic EPS is computed by dividing net income or loss available to common shareholders by the weighted average number of common shares outstanding during the period. For the years ended December 31, 2011 and 2010, the computation of Basic EPS included the impact of common shares issuable upon the exercise of stock options with an exercise price of $0.01 or less. The computation of Diluted EPS gives effect to all potentially dilutive common shares during the period. The computation of Diluted EPS does not assume conversion, exercise or contingent exercise of securities that would have an antidilutive effect on earnings. For the year ended December 31, 2011, 6,590,947,261 common shares issuable upon the conversion of all outstanding and contingently issuable preferred stock were not included in the computation of Diluted EPS because their conversion would render them anti-dilutive. For the year ended December 31, 2010, the computation of Diluted EPS included the impact of common shares issuable upon the conversion of all preferred stock.

LAIDLAW ENERGY GROUP, INC. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

The following table presents the calculation of weighted average shares used to calculate basic and diluted earnings per share:

	For The Years Ended December 31,
	2011	2010
Weighted average common shares outstanding	2,456,463,554	2,398,938,493
Weighted average impact of stock options exercisable at $0.01 or less	100,000,000	128,287,671
Weighted average basic common shares outstanding	2,556,463,554	2,527,226,164
Weighted average impact of preferred stock	—	3,790,839,247
Weighted average diluted common shares outstanding	2,556,463,554	6,318,065,411
Recent Accounting Pronouncements

In May 2011, the FASB issued ASU 2011-04, Fair Value Measurement (Topic 820). This updated accounting guidance establishes common requirements for measuring fair value and for disclosing information about fair value measurements in accordance with U.S. GAAP and International Financial Reporting Standards. This guidance includes amendments that clarify the intent about the application of existing fair value measurements and disclosures, while other amendments change a principle or requirement for fair value measurements or disclosures. This guidance is effective for interim and annual periods beginning after December 15, 2011. The adoption of this standard is not expected to have a material impact on the Company’s consolidated financial position or results of operations.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the Company’s financial statements upon adoption.

NOTE 4 — INVESTMENTS

Laidlaw Berlin Biopower, LLC

Laidlaw Berlin is a limited liability company that was formed on April 11, 2006 and is wholly owned by Laidlaw BioPower, which, in turn, was 50% owned by the Company. In December 2008, Laidlaw Berlin entered into a development agreement with PJPD Holdings, LLC, (“PJPD”). PJPD acquired the former Fraser Paper Mill located in Berlin, New Hampshire (the “Berlin Facility”) from North American Dismantling Corporation. Based on the development agreement with Laidlaw Berlin, Laidlaw Berlin was to manage the process of converting the facility into a biomass facility and PJPD was to pay and provide all of the project funding up to a specified maximum amount. Laidlaw managed all aspects of the development of this project, including identifying the asset, developing the strategy to convert the paper mill’s boiler for biomass utilization and engaging Babcock & Wilcox to implement the refurbishment. They also obtained all material permits for the Berlin Facility, conducted the necessary studies, and obtained the required agreements to interconnect the Berlin Facility to the power grid.

In August 2010, Laidlaw BioPower entered into a sales agreement and sold Laidlaw Berlin which included their rights to the future cash flows (which heretofore were determined to have no value for accounting purposes) in the Berlin Facility for $7,000,000. Laidlaw BioPower received $1,900,000 (50% or $950,000 of which was the Company’s proportionate share) during 2010 and $50,000 ($25,000 Company share) in June 2011, which was scheduled to be followed by the remainder of $5,050,000, subject to certain adjustments. As a result of several claims made by the buyer pursuant to the indemnification provisions of the agreement, the remainder of $5,050,000 was subsequently settled in October 2011 for $3,562,000 ($1,781,000 Company share), in order to avoid protracted litigation. The Company accounted for its 50% interest in Laidlaw Berlin under the equity method of accounting. The Company recognized a gain on

LAIDLAW ENERGY GROUP, INC. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 — INVESTMENTS  – (continued)

the sale of its equity investment of $2,756,000 (50% of the $5,512,000 of total proceeds), as its book value at the time of sale was zero. The Company did not contribute any cash or other physical assets to Laidlaw Berlin.

On November 18, 2011, the Company acquired an additional 25% interest in Laidlaw Biopower, bringing its total interest in Laidlaw BioPower to 75%, pursuant to the terms of the Company’s issuance of it Series C Preferred Stock (see Note 9).

Laidlaw Co-Gen, Inc.

The Company is a 22.5% shareholder in Co-Gen, a facility that operates a natural gas combined cycle co-generation system located in Ellicottville, New York. Three other unrelated third parties own the remaining 77.5% shareholder interest. In 2008, there were continued operating deficits coupled with issues in obtaining a use permit to convert the facility’s fuel source from natural gas to biomass that created uncertainty around the entity’s ability to pursue its business plans. The Company made advances totaling $55,700 and $102,926 to Co-Gen during the years ended December 31, 2011 and 2010, respectively, which were expensed. The Company continues to voluntarily fund an insignificant amount of monthly site maintenance expenses in order to sustain its investment options.

NOTE 5 — SUSANVILLE

On November 10, 2011, the Company acquired the membership interest of Susanville from two interest holders pursuant to a Purchase and Sale Agreement entered into with each interest holder (collectively, the “Agreements”) for (a) at the closing, $97,500 in cash (b) at the closing, 434.782610 shares of Series B Preferred Stock (see NOTE 9 — Stockholders’ Equity — Preferred Stock — Series B) that are convertible into 434,782,610 shares of the Company’s common stock; (c) ten business days after the execution of a power purchase agreement, 217.391304 shares of Series B Preferred Stock that are convertible into 217,391,304 shares of the Company’s common stock; and (d) on the date Susanville receives sufficient project financing to refurbish the critical power generation assets, 358.695652 shares of Series B Preferred Stock that are convertible into 358,695,652 shares of the Company’s common stock (141.304348 shares of Series B Preferred Stock which would be accelerated upon the receipt of a federal loan guaranty commitment).

In determining the number of shares of Series B Preferred Stock to be issued, including the number of contingently issuable shares, the Agreements stipulate that the market value of the underlying common stock equivalents was to be based on the forty-five day moving average of the closing price of the Company’s freely tradable common stock or $0.0046 per share.

Susanville owns the power generation assets that comprise an idle 12.5 megawatt biomass energy power plant in Susanville, California and certain buildings, plus the Company also leases a 40 acre parcel of land located in Susanville, California, on which the power plant and buildings are located. The Company pays approximately $240,000 in rent per annum for these premises and the lease term expires on January 30, 2013. During the lease term, the Company also has an option to purchase the Susanville property, for a price equal to approximately $85,000 per acre, or approximately $3.4 million in the aggregate, reduced by (a) the $100,000 originally paid by the former lessee for the purchase option; (b) the sum of $5,000 per month of rent paid from November 1, 2011 (which, on January 30, 2013, would equal $75,000); and (c) 50% of all rent payments made prior to November 1, 2011 by the former lessee (or $675,000) for a net purchase price of approximately $2.5 million. The Company is working with the lessor to formalize their oral agreement to extend the lease term by an additional year.

The two sellers agreed to indemnify the Company against any claims arising from any pre-existing environmental issues. The Company is self-insuring against any other issues which could impair the value of the assets. If the Company doesn’t exercise its option to purchase the Susanville property, continue to extend the term of the lease or enter into a new lease, the buildings and any power generation assets that aren’t relocated prior to the surrender of the leased premises could be impaired.

LAIDLAW ENERGY GROUP, INC. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 — SUSANVILLE  – (continued)

At acquisition, the Company recorded idle property and equipment which aggregated $368,364. The amount represents the $97,500 of cash consideration, the $215,000 acquisition date value of the Series B Preferred Stock consideration, plus $55,864 of transaction costs. Post-acquisition, the Company added an additional $84,039 of idle property and equipment costs, which primarily represented consulting and wage costs associated with persons directly associated with the refurbishment project. During the year ended December 31, 2011, the Company recorded $30,000 of rent expense related to the Susanville project.

The Company entered into a Registration Rights Agreement with the two sellers whereby the Company has committed to cause a registration under the Securities Act of 1933, as amended, of the secondary offering of their shares of common stock underlying their shares of Series B Preferred Stock on a delayed and continuous basis. The Company is required to repurchase shares of the Series B Preferred Stock at a value of $0.0046 per share of common stock for an amount equal to $18,750 per week, up to a maximum amount of $500,000 if the Registration Statement on Form S-1 is not filed with the Securities and Exchange Commission on or prior to April 30, 2012, not declared effective by July 30, 2012, or upon certain other events that would prevent the offering of a specified minimum number of such shares of common stock to be continued to be offered by either seller on a delayed and continuous basis in accordance with such offering registered pursuant to an effective registration statement. Accordingly, 25% of the Series B Preferred Stock is redeemable based upon the occurrence of uncertain events not solely within the Company’s control and, as such, is classified as temporary equity.

NOTE 6 — IDLE PROPERTY AND EQUIPMENT

Idle property and equipment consists of:

	December 31,
	2011	2010
Susanville Biomass Plant	$452,403	$—
	$452,403	$—

These assets are being classified as idle property and equipment until efforts to refurbish and restart the plant to operational status are completed. See Note 5 — Susanville for additional information relating to the Susanville power generation assets.

Depreciation of the Susanville biomass plant will commence when the facility begins operations, which is expected to occur 12 – 18 months after financing of the refurbishment is arranged. Depreciation of the biomass plant will be performed using the straight-line method over the estimated useful lives of the underlying power generation assets.

NOTE 7 — ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consisted of the following as of December 31, 2011 and 2010:

	December 31,
	2011	2010
Accrued compensation	$103,286	$163,283
Accrued professional fees	254,564	84,836
Other accrued expenses	133,592	79,274
Total accrued expenses	$491,442	$327,393

LAIDLAW ENERGY GROUP, INC. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 — OTHER LIABILITIES

As of December 31, 2010, other liabilities of $232,500 represented monies due to strategic partners for the sale of their 50% aggregate equity interest in Laidlaw Berlin, because the buyer paid the Company the full proceeds of the sale (see Note 4 — Investments — Laidlaw Berlin BioPower, LLC) and the Company, in turn, paid its strategic partners.

NOTE 9 — STOCKHOLDERS’ EQUITY

Preferred Stock

The Company’s $0.001 par value preferred stock has 402,000,000 and 10,000,000 shares authorized effective November, 18, 2011, and August 28, 2006, respectively.

Preferred Stock — Series A

There were 1,000,000 shares of Series A Preferred Stock authorized, issued and outstanding as of December 31, 2011 and 2010.

The Series A Preferred Stock shares are convertible, at the option of the holder, at any time into that number of shares of common stock, collectively, which shall equal 60% of the sum of the total issued and issuable common shares, including the total number of shares of common stock issuable upon the conversion of all outstanding preferred stock and options as of the conversion date. The Series A Preferred Stock is entitled to that number of votes equal to the number of shares of common stock into which such stock is convertible at the time of such vote. The liquidation value of each share of Series A Preferred Stock equals $0.247562 or an aggregate of $247,562.

On November 18, 2011, in conjunction with and to facilitate the issuance of the Series C Preferred Stock, the Series A Preferred Stock was amended such that the Series A Preferred Stock are convertible, at the option of the holder, at any time into that number of shares of common stock, collectively, which shall equal 51% (previously 60%) of the sum of the total issued and issuable common shares, including the total number of shares of common stock issuable upon the conversion of all outstanding preferred stock and options as of the conversion date. The Series A Preferred Stock ranks on an equivalent basis as the Series C Preferred Stock in liquidation, but senior to the Series B Preferred Stock.

Preferred Stock — Series B

The Series B Preferred Stock shares are convertible, at the option of the holder, at any time after six months from their issuance and subject to certain price/volume limitations, into 1,000,000 shares of common stock. The Series B preferred stock is automatically convertible into common stock immediately prior to any merger of consolidation of the Company pursuant to which the Company is not the surviving entity. The Series B Preferred Stock is entitled to that number of votes equal to the number of shares of common stock into which such stock is convertible at the time of such vote. The aggregate liquidation value of the Series B Preferred Stock shall equal $100 regardless of the number of Series B Preferred Stock that are issued and outstanding and the Series B Preferred Stock ranks junior to the Series A and C Preferred Stock in liquidation. Until the Series B Preferred Stock is converted into common stock, it is entitled to those dividends that it would have been entitled to had it been converted.

The Company is required to repurchase shares of the Series B Preferred Stock at a value of $0.0046 per share of common stock for an amount equal to $18,750 per week, up to a maximum amount of $500,000 if the Registration Statement on Form S-1 is not filed with the Securities and Exchange Commission on or prior to April 30, 2012, not declared effective by July 30, 2012, or upon certain other events that would prevent the offering of a specified minimum number of such shares of common stock to be continued to be offered by either seller on a delayed and continuous basis in accordance with such offering registered pursuant to an effective registration statement.

LAIDLAW ENERGY GROUP, INC. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 — STOCKHOLDERS’ EQUITY  – (continued)

Preferred Stock — Series C

Pursuant to an Exchange Agreement between Novus Energy, LLC (“Novus Energy”) and the Company dated November 18, 2011, as further amended on December 15, 2011, (1) Novus Energy, whose sole member is an executive of the Company, transferred $220,000 plus its 25% interest in Laidlaw BioPower (which was deemed to have de minimus value) to the Company, bringing the Company’s interest in the entity up to 75% from 50%; and (2) the Company transferred to the sole member 1,000,000 shares of Series C Preferred Stock. At November 18, 2011, Laidlaw BioPower did not have any operating assets or liabilities, but the Company acquired the additional interest in order to position Laidlaw BioPower as an investment vehicle for future transactions.

The Series C Preferred Stock shares are convertible, at the option of the holder, at any time into that number of shares of common stock, collectively, which shall equal 10% of the sum of the total issued and issuable common shares, including the total number of shares of common stock issuable upon the conversion of all outstanding preferred stock and options as of the conversion date. The Series C Preferred Stock is entitled to that number of votes equal to the number of shares of common stock into which such stock is convertible at the time of such vote. The liquidation value of each share of Series C Preferred Stock shall equal $0.03126 or an aggregate of $31,260, and the Series C Preferred Stock ranks on an equivalent basis as the Series A Preferred Stock in liquidation, but senior to the Series B Preferred Stock.

Common Stock

The Company’s common stock has 9,000,000,000, 4,000,000,000 and 3,000,000,000 shares of common stock authorized effective January 3, 2012, November, 18, 2011 and March 17, 2009, respectively. On November 18, 2011, the Company also decreased the par value of the common stock to $0.0001 from $0.001 and the impact of this change has been reflected retrospectively in these consolidated financial statements. At December 31, 2011 and 2010, there were 2,456,721,088 and 2,454,721,088 shares issued and outstanding, respectively.

During the year ended December 31, 2011, the Company granted 2,000,000 shares of common stock to an executive of the Company (see Note 10 — Stock Based Compensation).

During the year ended December 31, 2010, the Company issued 82,649,863 shares of common stock to investors for aggregate cash proceeds of $100,000. Additionally, during the year ended December 31, 2010, the Company’s chief executive officer exercised options to purchase 75,000,000 shares of common stock at an exercise price of $0.0001 or aggregate proceeds of $7,500.

No dividends have been paid to the holders of common stock during the years ended December 31, 2011 and 2010.

NOTE 10 — STOCK BASED COMPENSATION

On February 17, 2011, the Company granted 2,000,000 shares of immediately vested common stock to an executive of the Company. The $10,000 grant date fair value (determined by reference to the closing price of the Company’s common stock on the OTC Pink Market) was recognized immediately on the grant date, and is reflected as selling, general and administrative expense in the consolidated statements of operations.

On December 31, 2010, the Company issued stock options to purchase 25,000,000 shares of common stock with an exercise price of $0.0047 to an executive of the Company. The options were immediately exercisable and have no expiration date. The Company recognized a $117,500 fair value expense immediately on the date of grant.

LAIDLAW ENERGY GROUP, INC. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 — STOCK BASED COMPENSATION  – (continued)

A summary of the options activity during the years ended December 31, 2011 and 2010 is presented below:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Life In Years	Intrinsic Value
Balance, December 31, 2009	150,000,000	$0.0001
Granted	25,000,000	$0.0047
Exercised	(75,000,000)	$0.0001
Forfeited	—	—
Balance, December 31, 2010	100,000,000	$0.0013	n/a	$345,000
Granted	—
Exercised	—
Forfeited	—	—
Balance, December 31, 2011	100,000,000	$0.0013	n/a	$15,000
Exercisable, December 31, 2011	100,000,000	$0.0013	n/a	$15,000

The following table presents information related to stock options at December 31, 2011:

Options Outstanding		Options Exercisable
Exercise Price	Number of Options	Weighted Average Remaining Life In Years	Exercisable Number of Options
$0.0001	75,000,000	n/a	75,000,000
0.0047	25,000,000	n/a	25,000,000
	100,000,000	n/a	100,000,000

All of the outstanding and exercisable options have no expiration date.

The Company has computed the fair value of options granted using the Black-Scholes option pricing model. Forfeitures are estimated at the time of valuation and reduce expense ratably over the vesting period, if any. This estimate will be adjusted periodically based on the extent to which actual forfeitures differ, or are expected to differ, from the previous estimate, when it is material. The expected term of options granted represents the estimated period of time that options granted are expected to be outstanding. The Company utilizes the “simplified” method to develop an estimate of the expected term of “plain vanilla” option grants, as the Company does not have sufficient historical option granting experience from which to estimate the expected term. The Company utilizes an expected volatility figure, equivalent to the expected life of the options, based on its historical stock prices. The risk-free interest rate was determined from the implied yields from U.S. Treasury zero-coupon bonds with a remaining term consistent with the expected term of the options.

In applying the Black-Scholes option pricing model, the Company used the following weighted average assumptions:

	For The Years Ended December 31,
	2011	2010
Risk free interest rate	n/a	0.73%
Expected term (years)	n/a	25.0
Expected volatility	n/a	50.0%
Expected dividends	n/a	0.0%

LAIDLAW ENERGY GROUP, INC. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 — STOCK BASED COMPENSATION  – (continued)

There were no options granted during year ended December 31, 2011. The weighted average estimated fair value of the stock options granted during the year ended December 31, 2010 was $0.0047 per share.

The Company recognized $0 and $117,500 of stock-based compensation expense during the years ended December 31, 2011 and 2010, respectively, related to stock option grants, which are reflected as selling, general and administrative expense in the consolidated statements of operations. As of December 31, 2011, there was no unrecognized stock-based compensation expense related to stock option grants.

NOTE 11 — COMMITMENTS AND CONTINGENCIES

Leases

On March 9, 2011, the Company formed New Bedford of which Laidlaw is the sole member. On April 29, 2011, the Company entered into a lease of a thermo generator in New Bedford, Massachusetts which expires on May 5, 2012. The lease payment of $75,000 is due at the end of the lease term or at the time the Company determines to purchase the facility. The lease is extendible for an additional year for an additional end of term lease payment of $90,000. The Company also provided $50,000 to the landlord as a security deposit under the terms of the agreement. The agreement was intended to provide the Company with the time to improve operations, reduce costs and assess the feasibility and economics of purchasing the facility and developing an efficient combined heat and power system whereby low-cost energy could be provided to the tenants of the property and any excess could be sold into the power grid. The purchase option permits the Company to purchase the facility, subject to certain conditions, for $2 million at the end of either of the lease terms. The $2 million is payable by providing the seller with a secured promissory note in the principal amount of $2 million which is payable from 10% of the free cash flow of the facility. The Company is not extending the lease term or exercising the purchase option and is currently in negotiations with the landlord regarding the final lease payment and the return of the security deposit.

On June 15, 2011, the Company entered into an operating lease agreement for additional corporate office space at 2 Spring Street, First Floor, Montpelier, VT. The term of the lease is two years with monthly rent of $850 and no escalation clause. Rent expense was $5,525 for the year ended December 31, 2011.

On June 1, 2007 the Company entered into an operating lease agreement for its corporate office space at 90 John Street, Suite 401, New York, NY. The lease expires on April 30, 2012. The lease terms call for monthly rent of $5,695 in the first year and annual rent escalations of 2.7% in the second and third years, 5.9% in the fourth year, and 2.7% in the fifth year. Rent expense was $70,530 and $50,670 for the years ended December 31, 2011 and 2010, respectively.

The Company has total future minimum rental commitments under its operating leases of $375,581 as of December 31, 2011, including annual amounts of $351,331 and $24,250 for the years ended December 31, 2012 and 2013, respectively.

Profit Interest

On November 18, 2011, the Company granted a 25% interest in the net income received from all Laidlaw power projects in lieu of wages as consideration for an executive of the Company to provide project development services.

Legal and Regulatory Proceedings

The Company received subpoenas from the SEC on June 28, 2011 and March 28, 2012 requiring the company to provide documentation to the SEC and for designated officers to provide testimony to the SEC. The SEC has information that it believes tends to show that there are possible violations by the Company and its officers, directors and others with respect to certain applicable securities laws, including Section 5 and 17(a) of the Securities Act of 1933, as amended, Section 10(b) of the Securities and Exchange Act of 1934, as amended, and the related regulations. Although the Company has been cooperating with the staff (“Staff”) of the SEC with respect to this investigation and Michael Bartoszek, the Company’s chief executive officer,

LAIDLAW ENERGY GROUP, INC. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 — COMMITMENTS AND CONTINGENCIES  – (continued)

provided testimony to the Staff on the record, there can be no assurances that the Staff will recommend to the SEC that no action be taken with respect to the Company. The SEC has the authority to order a wide scope of remedies against the Company and any of its officers or directors, any of which could materially and adversely affect the Company and the price of, or ability to trade, its stock. Further, the Company cannot provide any assurance when the investigation will be concluded or what will be the conclusion by the Staff or the SEC.

On September 3, 2009, an action titled “Hiscock & Barclay v. Laidlaw” was filed in the New York State Supreme Court — County of Onondaga. There has been a dispute over approximately $140,000 of attorney billings associated with services provided prior to 2009. In December 2011, the parties reached an agreement in principle whereby they agreed that the Company would pay $60,000 in full satisfaction of the dispute. As of the report date, a formal settlement agreement has not been executed. This liability was recorded as of December 31, 2011 and 2010.

In addition, the Company is subject to legal proceedings and claims arising from the ordinary course of its business. In the opinion of management, the aggregate liability, if any, with respect to such actions, will not have a material adverse effect on the financial position or results of operations of the Company.

NOTE 12 — INCOME TAXES

The Company has filing requirements to file standalone corporate income tax returns in the United States (Federal) and in New York. The Company’s tax returns for the years 2010, 2009 and 2008 remain subject to examination. The Company has not yet filed its 2011 tax returns or amendments to its 2010, 2009 and 2008 tax returns.

As of December 31, 2011 and 2010, the Company had approximately $221,000 and $727,000 of federal and state net operating loss carryforwards available to offset future taxable income, respectively. The federal net operating losses, if not utilized, begin expiring in 2028. In accordance with Section 382 of the Internal Revenue Code, deductibility of the Company’s net operating loss carryforward may be subject to an annual limitation in the event of a change of control.

During 2011, the effective state tax rate increased from 11.0% to 12.5% due to the Company’s activities in new states. At December 31, 2011 and 2010, net deferred tax assets consisted of the following:

	At December 31,
	2011	2010
Deferred Tax Assets:
Net operating loss	$103,000	$327,000
Equity method loss	436,000	397,000
Stock-based compensation	68,000	65,000
Accruals	24,000	24,000
Gross deferred tax assets	631,000	813,000
Investment gain – excess of book over tax	—	(813,000)
Net deferred tax assets before valuation allowance	631,000	—
Less: Valuation allowance	(631,000)	—
Net deferred tax asset	$—	$—

The Company believes that uncertainty exists with respect to the future realization of the net deferred tax assets and has established a full valuation allowance as of December 31, 2011. The deferred tax asset valuation allowance increased by approximately $631,000 during the year ended December 31, 2011 and decreased by approximately $904,000 during the year ended December 31, 2010.

LAIDLAW ENERGY GROUP, INC. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 — INCOME TAXES  – (continued)

The income tax provision (benefit) consists of the following for the years ended December 31, 2011 and 2010:

	For the Years Ended December 31,
	2011	2010
Current:
Federal	$—	$—
State and local	—	—
	—	—
Deferred:
Federal	(461,000)	768,000
State and local	(170,000)	136,000
	(631,000)	904,000
Change in valuation allowance	631,000	(904,000)
Income tax provision	$—	$—

A reconciliation of the statutory federal income tax rate to the Company’s effective tax rate for the years ended December 31, 2011 and 2010, are as follows:

	For the Years Ended December 31,
	2011	2010
Tax provision (benefit) at federal statutory rate	(34.0%)	34.0%
State income taxes, net of federal tax impact	(12.5%)	11.0%
Permanent differences	(4.5%)	1.0%
Change in valuation allowance	51.0%	(46.0%)
Effective income tax rate	0.0%	0.0%

NOTE 13 — SUBSEQUENT EVENTS

Chatsworth Claim

On February 6, 2012, the Company received a statement of claim and demand for arbitration before the American Arbitration Association from Chatsworth Securities LLC, seeking the collection of $615,938 in placement fees which Chatsworth Securities alleges it is entitled to pursuant to the terms of a written agreement between the parties dated December 22, 2005. On March 19, 2012, the Company submitted an answer to the statement of claim and a counterclaim for contractual indemnification seeking an award of the Company’s attorney fees and costs, of which Chatsworth answered on March 26, 2012. To date, an arbitrator has not yet been assigned to this matter. The Company believes the claim is without merit and intends to defend itself vigorously. However, there can be no assurance that the Company will prevail in arbitration.

Laidlaw Energy Group, Inc. & Subsidiaries

Condensed Consolidated Balance Sheets

	March 31, 2012	December 31, 2011
	(unaudited)
Assets
Current Assets:
Cash and cash equivalents	$775,334	$1,197,563
Prepaid expenses and other current assets	72,500	55,000
Total Current Assets	847,834	1,252,563
Idle property and equipment	490,180	452,403
Other assets	12,240	12,240
Total Assets	$1,350,254	$1,717,206
Liabilities, Temporary Equity and Stockholders' Equity
Current Liabilities:
Accounts payable and accrued expenses	$489,932	$491,442
Other liabilities	—	10,000
Total Liabilities	489,932	501,442
Redeemable preferred stock, par value $0.001, Series B convertible preferred stock, 108.69565 shares outstanding and subject to redemption at March 31, 2012 and December 31, 2011; Liquidation Preference of $25	$53,750	$53,750
Commitments and contingencies	—	—
Stockholders' Equity:
Convertible preferred stock, $0.001 par value; voting Series A – 1,000,000 shares authorized, issued and outstanding at March 31, 2012 and December 31, 2011; liquidation preference $247,562	1,000	1,000
Series B – 400,000,000 shares authorized, 326.08696 shares outstanding and not subject to redemption at March 31, 2012 and December 31, 2011; liquidation preference $75	—	—
Series C – 1,000,000 shares authorized, issued and outstanding at March 31, 2012 and December 31, 2011; liquidation preference $31,260	1,000	1,000
Common stock, $0.0001 par value; 9,000,000,000 shares authorized; 2,456,721,088 shares issued and outstanding at March 31, 2012 and December 31, 2011, respectively	245,672	245,672
Additional paid-in capital	2,241,936	2,241,936
Accumulated deficit	(1,683,036)	(1,327,594)
Total Stockholders' Equity	806,572	1,162,014
Total Liabilities, Temporary Equity and Stockholders' Equity	$1,350,254	$1,717,206

See Notes to Condensed Consolidated Financial Statements

Laidlaw Energy Group, Inc. & Subsidiaries

Condensed Consolidated Statements of Operations

(unaudited)

	For The Three Months Ended March 31,
	2012	2011
Operating Expenses
Selling, general and administrative expenses	$355,442	$268,519
Total Operating Expenses	355,442	268,519
Net Loss	$(355,442)	$(268,519)
Loss Per Common Share: – Basic and Diluted	$(0.00)	$(0.00)
Weighted Average Number of Common Shares Outstanding:
– Basic and Diluted	2,556,721,088	2,555,676,644

See Notes to Condensed Consolidated Financial Statements

Laidlaw Energy Group, Inc. & Subsidiaries

Condensed Consolidated Statement of Changes in Redeemable Preferred Stock and Stockholders' Equity
For The Three Months Ended March 31, 2012

(unaudited)

	Series B Redeemable Convertible Preferred Stock		Series A Convertible Preferred Stock		Series B Convertible Preferred Stock		Series C Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance – December 31, 2011	109	$53,750	1,000,000	$1,000	326	$—	1,000,000	$1,000	2,456,721,088	$245,672	$2,241,936	$(1,327,594)	$1,162,014
Net loss	—	—	—	—	—	—	—	—	—	—	—	(355,442)	(355,442)
Balance – March 31, 2012	109	$53,750	1,000,000	$1,000	326	$—	1,000,000	$1,000	2,456,721,088	$245,672	$2,241,936	$(1,683,036)	$806,572

Laidlaw Energy Group, Inc. & Subsidiaries

Condensed Consolidated Statements of Cash Flows

(unaudited)

	For The Three Months Ended March 31,
	2012	2011
Cash Flows From Operating Activities
Net loss	$(355,442)	$(268,519)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	—	10,000
Changes in operating assets and liabilities:
Accounts receivable	—	—
Prepaid expenses and other current assets	(17,500)	—
Other assets	—	—
Accounts payable and accrued expenses	(1,510)	13,460
Other liabilities	(10,000)	—
Total Adjustments	(29,010)	23,460
Net Cash Used In Operating Activities	(384,452)	(245,059)
Cash Flows From Investing Activities
Idle property and equipment expenditures	(37,777)	—
Net Cash Used In Investing Activities	(37,777)	—
Net Decrease In Cash And Cash Equivalents	(422,229)	(245,059)
Cash And Cash Equivalents – Beginning	1,197,563	745,140
Cash And Cash Equivalents – Ending	$775,334	$500,081

LAIDLAW ENERGY GROUP, INC. & SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 1 — ORGANIZATION, OPERATIONS AND BASIS OF PRESENTATION

Organization and Operations

Laidlaw Energy Group, Inc. (“Laidlaw” or the “Company”) is engaged in the development and management of renewable energy facilities that produce electricity and/or thermal energy for commercial and industrial purposes from sustainable biomass sources, other renewable fuel sources or combined cycle natural gas. The business was founded in 2002. The Company’s particular emphasis is on biomass power generation, which is the production of electricity and heat as a result of converting trees, plants or other similar organic sources into energy. Laidlaw's business objective is to build and manage a profitable portfolio of renewable energy facilities through development, acquisition, joint venture, equity investments, conversion of existing facilities, and through partnering with manufacturing businesses that have significant energy needs. The Company may generate revenues from management fees, the sale of power, or through the sale of its developed facilities, its joint venture interests or its equity investments. In so doing, Laidlaw intends to become a leading provider of biomass power in the United States. Laidlaw is subject to numerous federal, state and local laws and regulations that govern environmental protection.

Laidlaw was organized on April 2, 1993 as a New York corporation under the name Multiair Comfort Corp. On August 4, 1995, the Company changed its name to Poly Eko Systems, Inc. On August 14, 2002, the Company concluded a “reverse” merger with Laidlaw Energy Group, Inc. in which the Company was the surviving corporation. The Company then changed its name to Laidlaw Energy Group, Inc. The Company has (1) two inactive wholly owned subsidiaries, Laidlaw Capital Management, Inc. and Laidlaw Berlin, LLC; (2) a 75% ownership interest in Laidlaw BioPower, LLC (“Laidlaw BioPower”); (3) a 22.5% interest in Laidlaw Co-Gen, Inc. (“Co-Gen”; see Note 4 — Investments); (4) a wholly owned subsidiary, Laidlaw New Bedford Biopower, LLC, which was formed on March 9, 2011 (“New Bedford”; see Note 8); and (5) a new wholly owned subsidiary, which the Company acquired on November 10, 2011, whose name was changed to Laidlaw Susanville BioPower, LLC (“Susanville”; see Note 5).

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information. Accordingly, they do not include all of the information and disclosures required by GAAP for annual financial statements. In the opinion of management, such statements include all adjustments (consisting only of normal recurring items) which are considered necessary for a fair presentation of the unaudited condensed consolidated financial statements of the Company as of March 31, 2012. The results of operations for the three months ended March 31, 2012 are not necessarily indicative of the operating results for the full year. It is suggested that these unaudited condensed consolidated financial statements be read in conjunction with the consolidated financial statements and related disclosures of Laidlaw for the years ended December 31, 2011 and 2010 included in this registration statement on Form S-1. The Company evaluates events that have occurred after the balance sheet date but before the financial statements are issued. Based upon the evaluation, the Company did not identify any recognized or nonrecognized subsequent events that would have required further adjustment or disclosure in the unaudited condensed consolidated financial statements. The Company’s majority and wholly-owned subsidiaries are managed as a single business and a single segment.

NOTE 2 — GOING CONCERN AND MANAGEMENT’S PLANS

As of March 31, 2012, Laidlaw had a cash balance of $775,334 and working capital of $357,902. The Company did not generate any revenues and incurred net losses of $1,231,873 and $355,442 during the year ended December 31, 2011 and the three months ended March 31, 2012, respectively. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

LAIDLAW ENERGY GROUP, INC. & SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 2 — GOING CONCERN AND MANAGEMENT’S PLANS  – (continued)

The Company’s future capital requirements are expected to be driven by the development activities in existing and new projects until such time that they become self-sufficient or there is a liquidity event. In addition to the Company’s general overhead expenses, the Company is projecting that it will require average monthly funding of approximately $25,000 and $2,500 associated with its Susanville (see Note 5) and Ellicottville projects (see Note 4), approximately $2.5 million in January 2013 if the Company elects to exercise its option to purchase the Susanville property (see Note 5), plus approximately $10 million to refurbish Susanville’s critical power generation assets. Management’s plans include raising additional funds through public or private debt, equity or project financing to fund its capital requirements and ongoing operations. However, there can be no assurance the Company will be successful in these efforts. If the Company is unable to raise sufficient additional funds, the Company might (1) forego investment opportunities; (2) initiate cost reduction measures; (3) seek extensions of scheduled payment obligations; or (4) sell assets.

The accompanying condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate the continuation of the Company as a going concern and the realization of assets and satisfaction of liabilities in the normal course of business. The carrying amounts of assets and liabilities presented in the financial statements do not necessarily purport to represent realizable or settlement values. The condensed consolidated financial statements do not include any adjustment that might result from the outcome of this uncertainty.

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The balance sheets, results of operations and cash flows of the Company and its wholly- and majority-owned subsidiaries have been included in its condensed consolidated financial statements. All intercompany accounts and transactions have been eliminated.

Equity Investments

Equity investments of less than 20% ownership are accounted for using the cost method of accounting, equity investments of 20% to 50% ownership are accounted for using the equity method of accounting and equity investments of greater than 50% ownership are consolidated within the financial statements of the Company, as appropriate. All material intercompany accounts and transactions of consolidated subsidiaries are eliminated in consolidation.

Use of Estimates

Preparation of the condensed consolidated financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and related contingent liabilities. The Company’s significant estimates include the recoverability of long lived assets, the valuation allowance related to deferred tax assets and the stock-based compensation assumptions. Actual results could differ from those estimates.

Concentration of Credit Risk

As of March 31, 2012 and December 31, 2011 all of the Company’s cash and cash equivalents were deposited with financial institutions in the United States. At March 31, 2012 and December 31, 2011, the Company had cash on deposit that was approximately $521,000 and $956,000 in excess of federally insured limits of $250,000, respectively.

Revenue Recognition

The Company has generated, and may generate, revenues from management fees, the sale of power, or through the sale of our interest in facilities, its joint venture interests or its equity investments. The Company

LAIDLAW ENERGY GROUP, INC. & SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

earns management or development fees from development projects which are recognized as the services are performed. The Company considers amounts to be earned once evidence of an arrangement has been obtained, services have been rendered, fees are fixed or determinable, and collectability is reasonably assured.

Property and Equipment

Property and equipment is recorded at cost. The cost of additions and substantial betterments to property and equipment are capitalized. Depreciation and amortization are computed on a straight-line basis over the estimated useful lives of the assets. Expenditures for maintenance and repairs are charged to operations as incurred.

Impairment of Long-Lived Assets

The Company reviews the carrying value of long-lived assets for impairment at least annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of long-lived assets is measured by comparing the carrying amount of the asset or asset group to the undiscounted cash flows that the asset or asset group is expected to generate. If the undiscounted cash flows of such assets are less than the carrying amount, the impairment to be recognized is measured by the amount by which the carrying amount of the property, if any, exceeds its fair market value.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, accounts payable, and accrued expenses. The carrying amount of these financial instruments approximates fair value due either to length of maturity or interest rates that approximate prevailing market rates unless otherwise disclosed in these financial statements.

Stock-Based Compensation

The Company measures the cost of services received in exchange for an award of equity instruments based on the fair value of the award. Employee and director awards are measured on the grant date. The fair value amount is then recognized over the period during which services are required to be provided in exchange for the award, usually the vesting period. The Company’s policy is to issue new shares of common stock in order to meet any stock-based compensation award requirements.

Preferred Stock

The Company accounts for its preferred stock in accordance with the guidance enumerated in ASC 480 “Distinguishing Liabilities from Equity.” Preferred stock subject to mandatory redemption, if any, are classified as liability instruments and are measured at fair value. Conditionally redeemable preferred shares, including preferred shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control, are classified as temporary equity. At all other times, preferred shares are classified as stockholders’ equity. The Company’s Series B preferred stock feature certain redemption rights that are considered by the Company to be outside of the Company’s control. Accordingly, a portion of the Series B Convertible Preferred Stock is presented as temporary equity in the mezzanine section of the Company’s balance sheets.

LAIDLAW ENERGY GROUP, INC. & SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Loss Per Share

Basic EPS is computed by dividing net loss available to common shareholders by the weighted average number of common shares outstanding during the period. For the three months ended March 31, 2012 and 2011, the computation of Basic EPS included the impact of common shares issuable upon the exercise of stock options with an exercise price of $0.01 or less. The computation of Diluted EPS gives effect to all potentially dilutive common shares during the period. The computation of Diluted EPS does not assume conversion, exercise or contingent exercise of securities that would have an antidilutive effect on earnings. For the three months ended March 31, 2012 and 2011, 6,590,947,261 and 3,835,081,632 common shares issuable upon the conversion of all outstanding and contingently issuable preferred stock were not included in the computation of Diluted EPS because their conversion would render them anti-dilutive. The following table presents the calculation of weighted average shares used to calculate basic and diluted earnings per share:

	For The Three Months Ended March 31,
	2012	2011
Weighted average common shares outstanding	2,456,721,088	2,455,676,644
Weighted average impact of stock options exercisable at $0.01 or less	100,000,000	100,000,000
Weighted average basic common shares outstanding	2,556,721,088	2,555,676,644
Recent Accounting Pronouncements

Accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the Company’s financial statements upon adoption.

NOTE 4 — INVESTMENTS

Laidlaw Co-Gen, Inc.

The Company is a 22.5% shareholder in Co-Gen, a facility that operates a natural gas combined cycle co-generation system located in Ellicottville, New York. Three other unrelated third parties own the remaining 77.5% shareholder interest. In 2008, there were continued operating deficits coupled with issues in obtaining a use permit to convert the facility’s fuel source from natural gas to biomass that created uncertainty around the entity’s ability to pursue its business plans. The Company made advances totaling $0 and $12,450 to Co-Gen during the three months ended March 31, 2012 and 2011, respectively, which were expensed. The Company continues to voluntarily fund an insignificant amount of monthly site maintenance expenses in order to sustain its investment options.

NOTE 5 — SUSANVILLE

On November 10, 2011, the Company acquired the membership interest of Susanville from two interest holders pursuant to a Purchase and Sale Agreement entered into with each interest holder (collectively, the “Agreements”) for (a) at the closing, $97,500 in cash (b) at the closing, 434.782610 shares of Series B Preferred Stock (see NOTE 9 — Stockholders’ Equity — Preferred Stock — Series B) that are convertible into 434,782,610 shares of the Company’s common stock; (c) ten business days after the execution of a power purchase agreement, 217.391304 shares of Series B Preferred Stock that are convertible into 217,391,304 shares of the Company’s common stock; and (d) on the date Susanville receives sufficient project financing to refurbish the critical power generation assets, 358.695652 shares of Series B Preferred Stock that are convertible into 358,695,652 shares of the Company’s common stock (141.304348 shares of Series B Preferred Stock which would be accelerated upon the receipt of a federal loan guaranty commitment).

LAIDLAW ENERGY GROUP, INC. & SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 5 — SUSANVILLE  – (continued)

In determining the number of shares of Series B Preferred Stock to be issued, including the number of contingently issuable shares, the Agreements stipulate that the market value of the underlying common stock equivalents was to be based on the forty-five day moving average of the closing price of the Company’s freely tradable common stock or $0.0046 per share.

Susanville owns the power generation assets that comprise an idle 12.5 megawatt biomass energy power plant in Susanville, California and certain buildings, plus the Company also leases a 40 acre parcel of land located in Susanville, California, on which the power plant and buildings are located. The Company pays approximately $240,000 in rent per annum for these premises and the lease term expires on January 30, 2013. During the lease term, the Company also has an option to purchase the Susanville property, for a price equal to approximately $85,000 per acre, or approximately $3.4 million in the aggregate, reduced by (a) the $100,000 originally paid by the former lessee for the purchase option; (b) the sum of $5,000 per month of rent paid from November 1, 2011 (which, on January 31, 2013, would equal $75,000); and (c) 50% of all rent payments made prior to November 1, 2011 by the former lessee (or $675,000) for a net purchase price of approximately $2.5 million. The Company is working with the lessor to formalize their oral agreement to extend the lease term by an additional year.

The two sellers agreed to indemnify the Company against any claims arising from any pre-existing environmental issues. The Company is self-insuring against any other issues which could impair the value of the assets. If the Company doesn’t exercise its option to purchase the Susanville property, the buildings and any power generation assets that aren’t relocated could be impaired.

At acquisition, the Company recorded idle property and equipment which aggregated $368,364. The amount represents the $97,500 of cash consideration, the $215,000 acquisition date value of the Series B Preferred Stock consideration, plus $55,864 of transaction costs. Post-acquisition, through March 31, 2012, the Company added an additional $121,816 of idle property and equipment costs, which primarily represented consulting and wage costs associated with persons directly associated with the refurbishment project. During the three months ended March 31, 2012, the Company recorded $45,000 of rent expense related to the Susanville project.

The Company entered into a Registration Rights Agreement with the two sellers whereby the Company has committed to cause a registration under the Securities Act of 1933, as amended, of the secondary offering of their shares of common stock underlying their shares of Series B Preferred Stock on a delayed and continuous basis. The Company is required to repurchase shares of the Series B Preferred Stock at a value of $0.0046 per share of common stock for an amount equal to $18,750 per week, up to a maximum amount of $500,000 if the Registration Statement on Form S-1 is not filed with the Securities and Exchange Commission on or prior to April 30, 2012, not declared effective by July 30, 2012, or upon certain other events that would prevent the offering of a specified minimum number of such shares of common stock to be continued to be offered by either seller on a delayed and continuous basis in accordance with such offering registered pursuant to an effective registration statement. Accordingly, 25% of the Series B Preferred Stock is redeemable based upon the occurrence of uncertain events not solely within the Company’s control and, as such, is classified as temporary equity.

NOTE 6 — IDLE PROPERTY AND EQUIPMENT

Idle property and equipment consists of:

	March 31, 2012	December 31, 2011
Susanville Biomass Plant	$490,180	$452,403
Total	$490,180	$452,403

LAIDLAW ENERGY GROUP, INC. & SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 6 — IDLE PROPERTY AND EQUIPMENT  – (continued)

These assets are being classified as idle property and equipment until efforts to refurbish and restart the plant to operational status are completed. See Note 5 — Susanville for additional information relating to the Susanville power generation assets.

Depreciation of the Susanville biomass plant will commence when the facility begins operations, which is expected to occur 12 – 18 months after the financing of the refurbishment is arranged. Depreciation of the biomass plant will be performed using the straight-line method over the estimated useful lives of the underlying power generation assets.

NOTE 7 — ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consisted of the following as of March 31, 2012 and December 31, 2011:

	March 31 2012	December 31, 2011
Accrued compensation	$103,283	$103,286
Accrued professional fees	261,092	254,564
Other accrued expenses	125,557	133,592
Total accrued expenses	$489,932	$491,442

NOTE 8 — STOCK BASED COMPENSATION

There were no stock options granted during the three months ended March 31, 2012 or 2011. As of March 31, 2012, the Company had 100,000,000 stock options outstanding and exercisable with a weighted average exercise price of approximately $0.0013 per share and aggregate intrinsic value of $15,000. The options have no expiration date.

There was no stock-based compensation expense during the three months ended March 31, 2012 and 2011 related to stock option grants. The Company recognized $0 and $10,000 of stock-based compensation expense during the three months ended March 31, 2012 and 2011, respectively, related to immediately vested common stock, which is reflected as selling, general and administrative expense in the condensed consolidated statements of operations. As of March 31, 2012, there was no unrecognized stock-based compensation expense related to stock or option grants.

NOTE 9 — COMMITMENTS AND CONTINGENCIES

Leases

On March 9, 2011, the Company formed New Bedford of which Laidlaw is the sole member. On April 29, 2011, the Company entered into a lease of a thermo generator in New Bedford, Massachusetts which expired on May 5, 2012. The lease payment of $75,000 was due at the end of the lease term or at the time the Company determined to purchase the facility. The lease was extendible for an additional year for an additional end of term lease payment of $90,000. The Company previously provided $50,000 to the landlord as a security deposit under the terms of the agreement and is currently in negotiations with the landlord regarding the final lease payment and the return of the security deposit.

On April 30, 2012, the Company’s operating lease agreement for its corporate office space at 90 John Street, Suite 401, New York, NY expired. The Company continues to occupy the space on a month-to-month basis, paying approximately $6,000 monthly.

On June 15, 2011, the Company entered into an operating lease agreement for additional corporate office space at 2 Spring Street, First Floor, Montpelier, VT. The term of the lease is two years with monthly rent of $850 and no escalation clause.

LAIDLAW ENERGY GROUP, INC. & SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 9 — COMMITMENTS AND CONTINGENCIES  – (continued)

Profit Interest

On November 18, 2011, the Company granted a 25% interest in the net income received from all Laidlaw power projects in lieu of wages as consideration for an executive of the Company to provide project development services.

Legal and Regulatory Proceedings

The Company received subpoenas from the SEC on June 28, 2011 and March 28, 2012 requiring the company to provide documentation to the SEC and for designated officers to provide testimony to the SEC. The SEC has information that it believes tends to show that there are possible violations by the Company and its officers, directors and others with respect to certain applicable securities laws, including Section 5 and 17(a) of the Securities Act of 1933, as amended, Section 10(b) of the Securities and Exchange Act of 1934, as amended, and the related regulations. Although the Company has been cooperating with the staff (“Staff”) of the SEC with respect to this investigation and Michael Bartoszek, the Company’s chief executive officer, provided testimony to the Staff on the record, there can be no assurances that the Staff will recommend to the SEC that no action be taken with respect to the Company. The SEC has the authority to order a wide scope of remedies against the Company and any of its officers or directors, any of which could materially and adversely affect the Company and the price of, or ability to trade, its stock. Further, the Company cannot provide any assurance when the investigation will be concluded or what will be the conclusion by the Staff or the SEC.

On September 3, 2009, an action titled “Hiscock & Barclay v. Laidlaw” was filed in the New York State Supreme Court — County of Onondaga. There has been a dispute over approximately $140,000 of attorney billings associated with services provided prior to 2009. In December 2011, the parties reached an agreement in principle whereby they agreed that the Company would pay $60,000 in full satisfaction of the dispute. As of the report date, a formal settlement agreement has not been executed. This liability was recorded as of March 31, 2012.

On February 6, 2012, the Company received a statement of claim and demand for arbitration before the American Arbitration Association from Chatsworth Securities LLC, seeking the collection of $615,938 in placement fees which Chatsworth Securities alleges it is entitled to pursuant to the terms of a written agreement between the parties dated December 22, 2005. On March 19, 2012, the Company submitted an answer to the statement of claim and a counterclaim for contractual indemnification seeking an award of the Company’s attorney fees and costs, of which Chatsworth answered on March 26, 2012. On June 11, 2012, an arbitrator was assigned to this matter. A report of preliminary hearing and scheduling order was entered on July 12, 2012, pursuant to which the parties were directed to proceed with discovery, and the arbitration hearing was scheduled to commence on November 12, 2012. The Company believes the claim is without merit and intends to defend itself vigorously. However, there can be no assurance that the Company will prevail in arbitration.

In addition, the Company is subject to legal proceedings and claims arising from the ordinary course of its business. In the opinion of management, the aggregate liability, if any, with respect to such actions, will not have a material adverse effect on the financial position or results of operations of the Company.

Through and including November 7, 2012 (the 90th day after the date of this prospectus), all dealers effecting transactions in the registered securities offered hereby, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

434,782,610 Shares

LAIDLAW ENERGY GROUP, INC.

Common Stock

PROSPECTUS

August 9, 2012